MASTER AND SHAREHOLDERS’ AGREEMENT

Dated 24 January 2012

Between

AXANE

And

PLUG POWER INC.

BETWEEN THE UNDERSIGNED:

1.     Axane, a Société Anonyme duly organized and validly existing under the laws of France, with a share capital of EUR 7,061,183.80, whose registered office is located at 2, rue de Clémencière, 38360 Sassenage, France, registered with the Grenoble Commercial and Companies Registry under number 429 770 134, represented by Mr. Hervé Mennrath, duly authorized for the purposes hereof, hereinafter referred to as “Axane”,

2.      Plug Power Inc., a company duly organized and validly existing under the laws of the State of Delaware, with capital stock consisting of 13,369,924 issued shares of USD 1.95 each, whose registered office is located at 968 Albany Shaker Road, Latham, New York 12110, represented by Mr. Andy Marsh, duly authorized for the purposes hereof, hereinafter referred to as “Plug Power”,

Axane and Plug Power being hereinafter referred to each as a “Party” and together as the “Parties”.

In the presence of:

3.     Air Liquide Production, a Société par Actions Simplifiée duly organized and validly existing under the laws of France, with a share capital of EUR 50,000, whose registered office is located at 6 rue Cognacq-Jay, 75007 Paris, France, registered with the Paris Commercial and Companies Registry under number 444 676 944, represented by Mr. Eric Prades, duly authorized for the purposes hereof, hereinafter referred to as the “JV Company”.

RECITALS

  Axane, an entity of the Air Liquide Group, conducts an activity of development and manufacturing of hydrogen fuel cell systems for portable multipurpose power sources and stationary power sources.

  Plug Power is a U.S. based company which develops and manufactures hydrogen fuel cell systems for the material handling market and is the owner of the related technology and intellectual property rights.

  On October 14, 2011, the Parties entered into a Memorandum of Understanding pertaining to their envisaged investment in and the operation of a joint venture company, which main purpose would be the development and sale of integrated cost competitive hydrogen fuel cell systems for and to the European handling market, said market covering material handling products in Classes 1 through 5.

  For the purposes set forth in paragraph C above and as an essential and determining condition to the respective undertakings of the Parties hereunder (condition essentielle et déterminante du consentement), (i) Axane shall, subject to the terms and limitations herein, finance the activities of the JV Company and provide to said JV Company its knowledge of the European handling market and (ii) Plug Power shall, subject to the terms and limitations herein and in the Contribution and License Agreement, contribute to the JV Company, on an exclusive basis for the entire territories of Albania, Austria, Belgium, Bosnia and Herzegovina, Bulgaria, Croatia, Cyprus, Czech Republic, Denmark, Finland, France, Germany, Greece, Hungary, Iceland, Ireland, Italy, Liechtenstein, Luxemburg, Republic of Macedonia, Malta, Montenegro, the Netherlands, Norway, Poland, Portugal, Romania, Serbia, Slovakia, Slovenia, Spain, Sweden, Switzerland and the United Kingdom (the “Territory”), its technology, any current or future developments and/or improvements thereof and all related intellectual property rights pertaining to hydrogen fuel cell systems necessary to carry out the activities of the JV Company as set forth in paragraph C above (all together the “Technology and IP Rights”).

  The Parties have consequently come together to enter into this Agreement (as defined in Section 1.1) with a view to determine (i) the terms and conditions of the formation of the JV Company, (ii) the conditions of the contributions of the Parties to the JV Company, and (iii) the terms and conditions governing the management of the JV Company and the rights and obligations of the Shareholders of the JV Company (as such term is defined in Section 11.1).

  The Parties have also come together to agree on the terms of the Ancillary Agreements (as such term is defined in Section 2.4) to be entered into as provided herein.

  The Parties hereby confirm that Axane’s worker’s committee was informed and consulted on the formation of the JV Company under the terms herein.

In consideration of the mutual covenants and agreements contained in this Agreement, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

1.1.         Definitions.  In this Agreement, the following terms have the meanings specified or referred to below:

“2017 Accounts” is defined in Section 12.1.2(g).

“2020 Accounts” is defined in Section 12.1.1(k).

“2017 EBITDA” is defined in Section 12.1.2(g).

“2020 EBITDA” is defined in Section 12.1.1(k).

“Adhesion Certificate” is defined in Section 11.2.2(b)(v).

“Air Liquide Hydrogen Energy” means Air Liquide Hydrogen Energy, a Société Anonyme duly organized and validly existing under the laws of France, with a share capital of EUR 50,000, whose registered office is located at 6 Rue Cognacq Jay, 75007 Paris, France.

“Agreement” means this Master and Shareholders’ Agreement, including the Recitals and Schedules thereto.

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with, such Person. For the purpose of this definition, the term “control” has the meaning of the provisions of Article L. 233-3 of the French Commercial Code.

“Ancillary Agreements” is defined in Section 2.4.

“Articles of Association” is defined in Section 2.6(c).

“Axane” is defined in the Recitals.

“Axane Contribution” is defined in Section 3.1.1.

“Axane Operational Services Agreement” is defined in Section 2.4(d).

“Board of Directors” is defined in Section 14.3.1(a).

“Business Day” means any day (other than a Saturday or Sunday) on which banks are open in France.

“Business Plan” is defined in Section 2.2.

“Call or Put Option Price” is defined in Section 12.3(a).

“Chairman” is defined in Section 14.4(a).

“Change of Control” means, with respect to a company, the change of the control (as defined in Article L. 233-3 of the French Commercial Code), whether direct or indirect, of such company in favor of any Third Party(ies).

“Change of Control Notice” is defined in Section 13.1.

“Closing” means the time where (i) the Plug Power Contribution and the Axane Contribution become effective, as provided under this Agreement, and (ii) all other obligations required to be executed, performed or consummated by the Parties on or prior to the Closing Date pursuant to the terms and conditions set forth in this Agreement are performed.

“Closing Date” is defined in Section 5.1.

“Commercial Cooperation Agreement” is defined in Section 2.4(e).

“Competitive Conditions” is defined in Section 2.3.1(c).

“Conditions Precedent” is defined in Section 6.1.

“Confidential Information” is defined in Section 19.2.1.

“Contribution and License Agreement” is defined in Section 2.4(a).

“Contribution Auditor” is defined in Section 4.1.1(a).

“Court Order” means any judgment, order, award or decree of any state, regional, local or other court or tribunal and any award in any arbitration proceedings.

“Encumbrance” means any lien, claim, charge, security interest, mortgage, pledge, usufruct or any other title retention agreement or undertaking.

“Expenses” means any and all reasonable and justifiable expenses incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incidental to any matter indemnifiable against hereunder (including court filing fees, court costs, arbitration fees or costs and reasonable fees and disbursements of legal counsel, consultants, and accountants).

“Expert” is defined in Section 12.3(b).

“First Call Option” is defined in Section 12.1.1(a).

“First Call Option Period” is defined in Section 12.1.1(c).

“First Call Option Price” is defined in Section 12.1.1(g).

“First Call Option Notice” is defined in Section 12.1.1(d).

“First Call Option Transfer Date” is defined in Section 12.1.1(e).

“First Put Option” is defined in Section 12.2.1(a).

“First Put Option Period” is defined in Section 12.2.1(b).

“First Put Option Price” is defined in Section 12.2.1(e).

“First Put Option Notice” is defined in Section 12.2.1(c).

“First Put Option Transfer Date” is defined in Section 12.2.1(d).

“H2E Collaboration Program” means the « Programme Mobilisateur pour L’Innovation Industrielle » named H2E, and governed by the contract “Convention d’Aide pour le PMII H2E (reference I0808001W/L’Air Liquide)” executed on June 29, 2009 by Oseo Innovation and Air Liquide S.A. (and to which Air Liquide Hydrogen Energy was substituted)  duly mandated by 19 beneficiaries.

“Indemnified Party” is defined in Article IX.

“Indemnifying Party” is defined in Article IX.

“Indemnity Option Notice” is defined in Section 10.4(e).

“Indemnity Option” is defined in Section 10.4(e).

“IP Claim Put Option Notice” is defined in Section 10.4(d).

“IP Claim Put Option” is defined in Section 10.4(d).

“IP Claim Put Option Transfer Date” is defined in Section 10.4(f).

“IP Claim Put Option Price” is defined in Section 10.4 (g).

“JV Company” is defined in the Recitals.

“JV Company IP” is defined in Section 18.1.

“JV Company Shares” means any of and all the shares (and all related rights under any form whatsoever, including the preferential right of subscription attached thereto) constituting the capital of the JV Company as from the Closing Date and during the entire term of this Agreement.

“License Agreement” is the License Agreement attached to and forming part of the Contribution and License Agreement.

“Losses” means all direct losses and/or reasonably foreseeable losses, costs, liabilities, settlement payments, awards, judgments, fines, penalties and damages and excluding, for the avoidance of doubt, consequential losses and/or liquidated damages.

“Offered Shares” is defined in Section 11.2.2(b)(i).

“Oseo Approval” is defined in Section 2.3.1(e).

“Party” is defined in the Recitals.

“Percentage of Called Shares” is defined in Section 12.1.1(k).

“Percentage of Call Option 1 Shares” is defined in Section 12.2.2(g).

“Percentage of Put Shares” is defined in Section 12.2.2(f).

“Period” is defined in Section 10.4(h).

“Permitted Transfer” is defined in Section 11.2.1(a).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, association, joint-stock company, trust, unincorporated organization or Public Authority.

“Plug Power” is defined in the Recitals.

“Plug Power Contribution” is defined in Section 3.2.1.

“Preceding Year Accounts” is defined in Section 12.2.2(f).

“Preceding Year EBITDA” is defined in Section 12.2.2(f).

“President” is defined in Section 14.5(a).

“Price Calculation no.1” is defined in Section 12.1.1(g)

“Price Calculation no.2” is defined in Section 12.1.1(g)

“Project” is defined in Section 2.1.

“Public Authority” means any foreign, state, regional, local or other government, statutory, administrative, judicial or arbitral authority or body.

“Recitals” means the recitals of this Agreement.

“Requirements of Law” means any international federal, state, regional and local laws, statutes, decrees, regulations and rules promulgated by any Public Authority.

“Reserved Matters” is defined in Section 14.3.2(b).

“Revised Second Amount” is defined in Section 12.2.2(g).

“Second Amount” is defined in Section 12.1.1(g).

“Second Call Option” is defined in Section 12.1.2(a).

“Second Call Option Period” is defined in Section 12.1.2(c).

“Second Call Option Price” is defined in Section 12.1.2(f).

“Second Call Option Notice” is defined in Section 12.1.2(d).

“Second Call Option Transfer Date” is defined in Section 12.1.2(e).

“Second Put Option” is defined in Section 12.2.2(a).

“Second Put Option Notice” is defined in Section 12.2.2(c).

“Second Put Option Periods” is defined in Section 12.2.2(b).

“Second Put Option Price” is defined in Section 12.2.2(e).

“Second Put Option Transfer Date” is defined in Section 12.2.2(d).

“Selling Shareholder” is defined in Section 11.2.2(b)(i).

“Shareholders of the JV Company” is defined in Section 11.1.2

“Share Transfer Agreement” is defined in Section 10.4(f).

“Study” is defined in Section 10.4(a).

“Study Counsel” is defined in Section 10.4(a).

“Study Proposal” is defined in Section 10.4(a).

“Sublease Agreement” is defined in Section 2.4(b).

“Supply and Engineering Services Agreement” is defined in Section 2.4(c).

“Technical Cooperation Agreement” is defined in Section 2.4(f).

“Technology and IP Rights” is defined in Paragraph D of the Recitals.

“Termination Obligations” is defined in Section 10.4(h).

“Territory” is defined in Paragraph D of the Recitals.

“Third Party” means with respect to a Person, another Person which is not an Affiliate.

“Third Party Claim” is defined in Section 10.4(c).

“Third Party Purchaser” is defined in Section 11.2.2(b)(i).

“Threshold” is defined in Section 14.5(b).

“Transfer” means any direct (i) sale, assignment, contribution, exchange, gift or other transfer of shares, or any other arrangement or transaction which would allow any other person the right to participate in the income, capital growth or voting rights of any shares, including any merger, demerger or derivative transaction that would have an economic effect similar to a sale or partial sale of share and/or (ii) any creation, incurrence, assumption or suffering of existence of any pledge, security interest or lien upon or with respect to any shares. For the avoidance of doubt, the issuance or transfer of equity interests in any of the Parties, including as part of a transaction constituting a Change of Control, shall not constitute a “Transfer” of  such Party’s JV Company Shares.

“Transfer Notice” is defined in Section 11.2.2(b)(i).

“Transfer Registration” is defined in Section 12.1.4.

“Vice Chairman” is defined in Section 14.4(b).

“Wind-Up Notice” is defined in Section 10.5(d)

1.2.      Interpretation

Unless the context clearly indicates otherwise:

(a)         words used in the singular include the plural and words in the plural include the singular;

(b)         reference to any Person includes such Person’s successors and assigns but only if such successors and assigns are permitted by this Agreement;

(c)         the word “including” means “including but not limited to” or “including without limitation”;

(d)          reference to any Article, Section, Annex or Schedule means such Article or Section of, or such Annex or Schedule to, this Agreement, as the case may be, and references in any Section or definition to any clause means such clause of such Section or definition;

(e)          the words “herein,” “hereunder,” “hereof,” “hereto” and words of similar import shall be deemed references to this Agreement as a whole and not to any particular Section or other provision hereof;

(f)           relative to the determination of any period of time, “from” means “from and including” “to” means “to but excluding” and “through” means “through and including”;

(g)          the Annexes and Schedules referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein and shall contribute to the interpretation of this Agreement;

(h)          the titles to Articles and headings of Sections contained in this Agreement have been inserted for convenience of reference only and shall not be deemed to be a part of or to affect the meaning or interpretation of this Agreement.

This Agreement shall be construed to the maximum extent possible so as to uphold the enforceability of each of the terms and provisions hereof, it being understood and acknowledged that this Agreement was entered into by the Parties after substantial negotiations and with full awareness by the Parties of the terms and provisions contained therein and the consequences thereof.

*          *

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TITLE I - MASTER AGREEMENT

ARTICLE II
PURPOSE AND ORGANIZATION OF THE JV COMPANY

2.1.         Purpose of the JV Company

The business of the JV Company shall be the development and sales, on the Territory, of integrated cost competitive hydrogen fuel cell systems for the designated material handling market, said market covering material handling products in Classes 1 through 5 (the “Project”).

2.2.         Business Plan

The 10-year business plan for the JV Company agreed between the Parties is attached hereto as Schedule 2.2 (the “Business Plan”).  Any amendment to the Business Plan of net negative value of more than the Threshold (as such term is defined in Section 14.5(b))  shall be discussed and made in good faith between the Parties as part of a Board of Directors’ decision, as a Reserved Matter, it being understood that pending such decision by the Board of Directors, the Parties shall not approve or support any acts which would constitute any such amendment to the Business Plan, either directly or indirectly and by using their powers as shareholders and/or directors of the JV Company.

2.3.         Commercial Objectives

2.3.1       For the purposes of its business, the JV Company shall seek to gain its autonomy as quickly as possible by:

(a)          creating and developing its own manufacturing facility initially in the premises covered by the Sublease Agreement, with a view to progressively (i) purchase parts from other sources as under the Supply and Engineered Services Agreement referred to in Section 2.4(c) below and (ii) manufacture its own hydrogen fuel cell systems – all in accordance with the Business Plan;

(b)          hiring (in accordance with the terms herein), training and paying its own employees; it being specified that the Parties agree that the JV Company shall apply a salary policy and other employment conditions consistent with the policy and conditions applied by Axane;

(c)          when necessary and efficient, sub-contract or outsource part of the Project to Third Parties; it being specified for the avoidance of doubt, that:

(i)        the decision of the JV Company to source products or parts from a manufacturer other than Plug Power where such products or parts fall within the Plug Power product line at the time any such decision is made (as such product line will be defined, updated and notified to the JV Company from time to time by Plug Power) shall be treated as a Reserved Matter hereunder;

(ii)       in the event a client order or any product development of the JV Company requires the sourcing by the JV Company of products or parts which fall outside of the Plug Power product line as notified from time to time to the JV Company but which are comparable to products or parts of the GenDrive offering:

-      such order or development and details thereof shall be notified by the JV Company to Plug Power. Within 30 (thirty) days from the receipt of such notification, Plug Power shall notify to the JV Company of its undertaking to manufacture or source from another manufacturer such products or parts at Competitive Conditions and under the designated terms and timing as specified in the client order;

-      failure by Plug Power (i) to notify its undertaking to the JV Company within the above 30 (thirty) day period and (ii) to offer the manufacturing or sourcing of such products or parts at Competitive Conditions shall be deemed an irrevocable waiver by Plug Power of its right to supply the relevant products or parts and the JV Company shall be entitled to source from a Third Party said products or parts for the specific customer order;

-      any subsequent customer orders shall follow the same process to determine whether or not Plug Power can manufacture or source the relevant products or parts, under Competitive Conditions, at the time of the new customer order;

-      if there is disagreement about whether or not the GenDrive offering is competitive with the products of the proposed Third Party manufacturer(s), the “Competitive Conditions” shall be assessed on the basis of the terms and conditions set forth in Schedule 2.3.1(c).

(iii)      in the event a client order or any product development of the JV Company requires the sourcing by the JV Company of products or parts which fall outside of the Plug Power product line as notified from time to time to the JV Company and which are not comparable to products of the GenDrive offering:

-      such order or development and details thereof shall be notified by the JV Company to Plug Power. Within 15 (fifteen) days from the receipt of such notification, Plug Power shall notify to the JV Company of its undertaking to manufacture or source from another manufacturer such products or parts under the designated terms (including price and quality) and timing as specified in the client order;

-      failure by Plug Power (i) to notify its undertaking to the JV Company within the above 15 (fifteen) day period and (ii) to offer the manufacturing or sourcing of such products or parts under the designated terms (including price and quality) and timing as specified in the client order shall be deemed an irrevocable waiver by Plug Power of its right to supply the relevant products or parts and the JV Company shall be entitled to source from a Third Party said products or parts for the specific customer order;

-       any subsequent customer orders shall follow the same process to determine whether or not Plug Power can manufacture or source the relevant products or parts at the time of the new customer order;

in all cases, the sub-contracting or outsourcing to a Third Party shall be performed, to the best extent possible, at the risk and under the responsibility of the relevant Third Party(ies);

(iv)      in the event that pursuant to the above, Plug Power receives a notification from the JV Company of a client order or any product development request for a product or part that Plug Power does not, acting in good faith, intend to include in its product roadmap within the next twelve months, Plug Power shall provide the JV Company written approval to circumvent the process outlined above and source the relevant products or parts from a manufacturer other than Plug Power to satisfy such relevant client order and any subsequent client orders for that specific product or part;

(v)       as an exception to Section 19.3, any notification to be made between the JV Company and PlugPower for the purposes of this paragraph (c) shall be delivered by email to (i) luc.vandewalle@airliquide.com, and as may be notified otherwise from time to time by the JV Company, as concerns the JV Company, and to (ii) James_Petrecky@plugpower.com as may be notified otherwise from time to time by Plug Power, as concerns Plug Power, it being specified that any such notification shall be deemed received on the next Business Day following the transmission by email;

(d)          seeking, with the assistance of Plug Power, to reach an agreement and enter into a supply agreement with Ballard, the current stack supplier of Plug Power, under substantially the same terms and conditions as the current Plug Power supply agreement with Ballard, a copy of which has been provided to Axane. For the purposes of this paragraph, Plug Power shall use its commercially reasonable efforts to facilitate the discussions between the JV Company and the above supplier and provide, as soon as possible after Closing, a copy of the above current Ballard/Plug Power supply agreement to the JV Company;

(e)           participating to the H2E Collaboration Program supported by Oseo Innovation with respect to fuel cell systems for the material handling market. For the purposes above, Axane shall cause Air Liquide Hydrogen Energy, as head of the consortium of beneficiaries under the H2E Collaboration Program, to make its commercially reasonable efforts in order for the JV Company to obtain a written approval by Oseo Innovation and by the other participants to the H2E Collaboration Program of the adhesion by the JV Company to the H2E Collaboration Program as a new beneficiary under terms and conditions accepted by both Parties (the “Oseo Approval”).  Any decision to accept or refuse the terms and conditions of the participation of the JV Company to the H2E Collaboration Program is listed hereunder as a Reserved Matter. Before taking such decision, the Board of Directors shall be provided in advance by Axane and/or Air Liquide Hydrogen Energy with all contractual, technical and financial documentation to be submitted to Oseo Innovation. For the purposes of the above, Axane and/or Air Liquide Hydrogen Energy shall provide Plug Power regularly, at least once a month, with updates as to the status of the Oseo Approval, as well as, as soon as possible, with any information of significance with respect to the Oseo Approval. Plug Power shall also be consulted sufficiently in advance as regards any draft contractual documentation to be submitted to Oseo Innovation with respect to the participation of the JV Company to the H2E Collaboration Program to enable Plug Power to make comments and to enable the Parties to agree on such terms. Axane and/or Air Liquide Hydrogen Energy shall as soon as possible, inform Plug Power in writing if it becomes aware of anything that could result in the Oseo Approval being delayed or denied and/or if the Oseo Approval is granted or rejected (and provide Plug Power with a copy of the relevant approval or reject documentation);

(f)           making its best efforts to study with Axane, Air Liquide Hydrogen Energy and/or their Affiliates the potential commercial and technical synergies between their respective activities, on a non exclusive basis, under the terms of the Commercial Cooperation Agreement and the Technical Cooperation Agreement, referred to below in Section 2.4(e) and (f).

2.3.2      The Parties further agree that the JV Company shall, subject to the terms herein, determine the final terms and conditions to be offered to the European material handling market for its hydrogen fuel cell systems in accordance with the terms and conditions outlined in the Supply and Engineered Services Agreement.

2.4.     Ancillary Agreements

As further set forth below, the Parties agree that, for the purposes of the business of the JV Company, the following agreements (together the “Ancillary Agreements”) shall be entered into at Closing or as provided below and with respect to the Contribution and License Agreement, sufficiently prior to Closing to allow the Plug Power Contribution to be effective on the Closing Date:

(a)          a contribution agreement to which the License Agreement shall be attached, both to be entered into between the JV Company, as beneficiary and licensee, and Plug Power, as contributor and licensor, with respect to the Technology and IP Rights (together the “Contribution and License Agreement”), and to be entered into substantially in the form of the draft attached hereto as Schedule 2.4(a);

(b)          a short-term sublease agreement to be entered into between the JV Company, as sublessee, and Axane, as sublessor, with respect to a portion of the facility of Axane in Sassenage (38) 2, rue Clemencière,France, on a rent-free and charge-free basis until December 31, 2012 and thereafter until the new premises referred to below are available for an amount of rent and charges corresponding to the prorata of the rent and charges paid by Axane to its lessor (the “Sublease Agreement”), to be mutually agreed between the Parties prior to the Closing Date;

Axane further undertakes, as soon as the new premises to be built on the same site are erected, to offer to Hypulsion a sublease agreement for the new premises, under similar terms as the existing lease agreement, which will be leased by Axane and subleased to Hypulsion upon their completion. This sublease agreement will be concluded for a term equal to the duration of the lease between Axane and its lessor and for an amount of rent and charges corresponding to the prorata of the rent and charges paid by Axane to its lessor.

These two lease agreements shall provide for:

•          an express waiver by Hypulsion to the benefit of the status of French commercial leases, and

•          an automatic termination clause upon the expiry of a period of six (6) months from the date of any notification (including the IP Put Option, the First Put Option Notice and the Second Put Option Notice or the First Call Option Notice and the Second Call Option Notice) the effect of which will be that the JV Company ceases to be an Affiliate of Axane and/or its Affiliates.

(c)           a supply and engineered services agreement to be entered into between the JV Company and Plug Power and whereby (i) the JV Company shall be granted the exclusive right to purchase, sale and distribute the fuel cells and parts from Plug Power in the Territory and (ii) Plug Power shall provide to the JV Company services pertaining to product development (the “Supply and Engineered Services Agreement”), and to be entered into substantially in the form of the draft attached hereto as Schedule 2.4(c);

(d)          an operational services agreement to be entered into between the JV Company and Axane and whereby Axane shall provide to the JV Company services pertaining to marketing, IT or any other identified support (the “Axane Operational Services Agreement”), it being specified that such services shall be rendered by Axane on an “at cost” basis;

(e)          a commercial cooperation agreement to be entered into between Air Liquide Hydrogen Energy and the JV Company (in the presence of Plug Power) providing the terms of the contemplated commercial synergies between their respective activities, in particular with respect to potential joint offers to be made to clients (the “Commercial Cooperation Agreement”) and to be entered into substantially in the form of the draft attached hereto as Schedule 2.4(e);

(f)           a technical cooperation agreement to be entered into between Air Liquide Hydrogen Energy (and/or any other relevant entities of the Air Liquide group) and the JV Company (in the presence of Plug Power) providing the terms of potential joint technical developments (the “Technical Cooperation Agreement”), said Technical Cooperation Agreement to be finalized and entered into as soon as possible after the date hereof and at the latest within ninety days (90) days following the Closing  Date.

With respect to the Sublease Agreement and the Axane Operational Services Agreement, the relevant drafts thereof shall be discussed and finalized in good faith between the Parties between the date hereof and Closing.

2.5.        Compliance with Laws and Principles

2.5.1      As long as Axane remains a majority shareholder of the JV Company, the Project shall be carried out by the JV Company and the JV Company shall carry out its activities according to the Air Liquide Group Principles of Action, Social and Environmental Responsibility Policy and Employee Code of Conduct, as well as in compliance with French, where applicable, and other applicable Requirements of Law.

2.5.2      For the avoidance of doubt, acting for the JV Company in accordance with the rules set in this Agreement and in the Ancillary Agreements shall not be deemed to constitute a conflict of interest or a breach of the Air Liquide Group Principles of Action, Social and Environmental Responsibility Policy and Employee Code of Conduct referred to above for any employee, officers and/or directors of the JV Company.

2.6.        Main Corporate Characteristics of the JV Company

(a)          The Parties agree to use as a legal structure of the JV Company, Air Liquide Production, a Société par Actions Simplifiée duly organized and validly existing under the laws of France, whose registered office is located at 6 rue Cognacq-Jay, 75007 Paris, France, registered with the Paris Commercial and Companies Registry under number 444 676 944.  Immediately prior to the Closing Date, Axane shall be the sole shareholder of the JV Company.

(b)          Upon Closing, the name of the JV Company shall be changed to Hypulsion and the registered office of the JV Company shall be transferred to 2 rue de Clémencière, 38360 Sassenage, France.

(c)           Upon Closing, the articles of association of the JV Company (the “Articles of Association”) will be amended and adopted substantially in the form of the draft attached hereto as Schedule 2.6(c), it being specified that the Parties shall finalize the French translation of the Articles of Association between the date hereof and the Closing Date.

ARTICLE III

CONTRIBUTIONS TO THE JV COMPANY

3.1.         Contribution of Axane

3.1.1      Without prejudice to the terms of Section 3.1.2 below and subject to Section 3.2.3(ii), Axane hereby undertakes to subscribe, at Closing, to the capital increase (augmentation de capital en numéraire) of the JV Company provided in Section 5.2 below for a total amount (capital and premium, as the case may be) of EUR 5,500,000 (five million five hundred thousand euros) (the “Axane Contribution”). In consideration for the Axane Contribution, the JV Company shall issue, on the Closing Date, in favor of Axane, the relevant number of JV Company Shares in order  for Axane to hold 55% of the share capital and voting rights, on a fully diluted basis, of the JV Company (subject to the Plug Power Contribution).

3.1.2       Subject to the provisions of Section 3.2.3(ii) below, Axane hereby undertakes to pay up the JV Company Shares issued by the JV Company on the Closing Date in consideration of the Axane Contribution as follows:

(a)          on the Closing Date, Axane will pay up a total amount of EUR 1,800,000 (one million eight hundred thousand euros) (with a par value and a subscription premium determined, as the case may be, in accordance with Section 3.2.3(i));

(b)          Axane will pay up an amount of EUR 2,200,000 (two million two hundred thousand euros) at the earliest between (i) in the absence of a Third Party Claim (as such term is defined in Section 10.4(c)) January 18, 2013 and (ii) in the event of a Third Party Claim, within fifteen (15) days of an agreement being reached between the Parties on an appropriate commercially reasonable solution under Section 10.4(c) or, as the case may be, of receipt by Axane of the Indemnity Option Notice.  For the avoidance of doubt and without prejudice to the terms of Section 11.2.3, Axane shall not be obliged to pay up the above EUR 2,200,000 amount (nor the amount to be paid under paragraph (c) below) in the event of exercise by Axane of the IP Claim Put Option and the absence of exercise by Plug Power of the related Indemnity Option;

(c)          on January 24, 2014, Axane will pay up an amount of EUR 1,500,000 (one million five hundred thousand euros); it being specified that, without prejudice to the terms of Section 11.2.3, the amount referred to in this paragraph (c) above shall not be paid in the case of exercise by Axane of the IP Claim Put Option (and in such case subject to the absence of exercise by Plug Power of the related Indemnity Option) and/or the First Put Option prior to the applicable payment date.

3.1.3       The provisions of Section 3.1.1 above shall not be construed as a general undertaking from Axane to finance the development and the activities of the JV Company through contributions and/or loans other than as provided in Section 3.1.1 above.

3.2.         Contribution of Plug Power

3.2.1       Plug Power hereby undertakes to contribute to the JV Company, at Closing, the right to use (“apport en jouissance”) the Technology and IP Rights for the Territory (the “Plug Power Contribution”). The Plug Power Contribution shall be carried out in compliance with the Contribution and License Agreement to be entered into substantially in the form of the draft attached hereto as Schedule 2.4(a).

The Parties agree that, subject to the conclusions of the Contribution Auditor, the Plug Power Contribution shall be valued to a total amount of EUR 4,500,000 (four million five hundred thousand euros).

3.2.2       In consideration for the Plug Power Contribution, the JV Company shall issue on the Closing Date in favor of Plug Power a number of shares representing 45% of the share capital and voting rights, on a fully diluted basis, of the JV Company.

3.2.3       Notwithstanding the provisions of Section 3.2.1, in the event the Contribution Auditor challenges the valuation of the Plug Power Contribution as set forth in Section 3.2.1 and provides in his/her report for a valuation of the Plug Power Contribution:

(i)            between EUR 4,500,000 (four million five hundred thousand euros) and EUR 4,037,000 (four million thirty seven thousand euros), (x) the Parties undertake to decrease the par value of the Plug Power Contribution to the amount set forth in the report of the Contribution Auditor (without decreasing the global amount of the Axane Contribution) and (y) Axane agrees to pay a subscription premium (prime d'émission) valuated so as to allow that the JV Company Shares to be held by Axane and Plug Power at Closing will represent respectively 55% and 45% of the share capital and voting rights, on a fully diluted basis, of the JV Company. For the sake of clarification, calculation examples of the subscription premium are set forth in Schedule 3.2.3(i); or

(ii)           below EUR 4,037,000 (four million thirty seven thousand euros), the Parties undertake to negotiate in good faith, during a period of 45 (forty five) days following the issuance of the report of the Contribution Auditor, any alternative funding scheme for the JV Company in order to seek to reach an agreement on revised terms and conditions of the contributions of the Parties to the JV Company and any related amendment to the terms of this Agreement, with the objective to maintain the allocation of 55% (for Axane) and 45% (for Plug Power) in the share capital of the JV Company and the amount and substance of the Contribution of Axane and of Plug Power. If the Parties fail to reach such an agreement during the above 45 (forty five) day period, and unless otherwise agreed, this Agreement shall lapse and become null and void (except as concerns the confidentiality obligations) and no expenses or damages of any kind shall be due between the Parties.

3.3.         The Parties acknowledge that the issuance of a report by the Contribution Auditor is a requirement under French law.  Without prejudice to the independent conclusion of the Contribution Auditor regarding the valuation of the Plug Power Contribution, the Parties acknowledge that they have engaged in good faith negotiations, at arm’s length, regarding the valuation of the Plug Power Contribution and regarding the respective amount of the Axane Contribution and the Plug Power Contribution, and that each of the Parties believes that the valuation and amount of such Contributions and the resulting allocation of the JV Company Shares fully and fairly reflect the relative contribution by each of the Parties to the JV Company.  Notwithstanding the above, nothing in this provision shall be deemed to constitute a representation and warranty of one of the Parties to the others with respect to the valuation of any Contribution.

ARTICLE IV

ACTIONS PRIOR TO CLOSING

4.1          Plug Power Contribution.

4.1.1       For the purposes of Closing, Axane shall cause the JV Company to prepare, before the Closing Date, the legal and corporate documentation necessary to the implementation of the contemplated transactions referred to in Article III above. In particular, Axane shall cause:

(a)          the JV Company to request the President of the competent Commercial Court (Tribunal de Commerce) to appoint a contribution auditor (commissaire aux apports) in order to confirm the valuation of the Plug Power Contribution (the “Contribution Auditor”) and will propose as Contribution Auditor Mr. Vincent Baillot (BDO), and if a second Contribution Auditor is required, Mr. Jean Pierre Cordier (Grant Thornton);

(b)          the JV Company to provide to the Contribution Auditor all relevant and reasonable information to allow the Contribution Auditor to draft his report, it being specified that Plug Power shall provide all necessary and reasonable information to the JV Company with respect thereto and that Plug Power shall be invited to participate to any discussion and written communication with the Contribution Auditor and to make any observations on his/her draft report, with reasonable prior notice, provided that any information provided by Plug Power pursuant to this Section will be subject to the confidentiality provisions of Section 19.2 and, in case the Closing does not occur and the Agreement is terminated in accordance with Section 6.2, the JV Company and Axane will return to Plug Power any Confidential Information and will confirm in writing that they have not kept and will not use any such Confidential Information;

(c)          the JV Company to file such report with the clerk of the competent Commercial Court  at least eight (8) days before the Closing Date and at the registered office of the JV Company at least fifteen (15) days before the Closing Date; and

(d)          a meeting of the shareholders of the JV Company to be convened (and the statutory auditors) on the Closing Date in accordance with Section 5.2 below.

4.1.2        Subject to the satisfaction of the conditions mentioned in Article VI, this Section and in Section 3.2 above, Plug Power shall, and Axane shall cause the JV Company, to enter into the Contribution and License Agreement.

4.2          Axane Contribution. For the purposes of Closing, EUR 1,800,000 (one million eight hundred thousand euros) shall be deposited by Axane (by wire transfer) on a blocked bank account opened in the name of the JV Company, at least eight (8) days before the Closing Date and the related certificate shall be issued by the depositary bank of the JV Company.

ARTICLE V

CLOSING

 5.1.       Closing Date.  Unless agreed otherwise between the Parties, the Closing shall occur, at the offices of Dechert (Paris) LLP (32 rue de Monceau, 75008 Paris), on (i) February 29, 2012 if the Conditions Precedent provided in Article VI are satisfied (or as the case may be, waived by Axane and/or Plug Power) by such date and the shareholders’ meeting of the JV Company which is to decide on the Axane Contribution and the Plug Power Contribution can be held on such date, or (ii) if said Conditions Precedent are not satisfied (or waived by Axane and/or by Plug Power) and/or if the shareholders’ meeting of the JV Company which is to decide on the Axane Contribution and the Plug Power Contribution can not be held by or on February 29, 2012, within fifteen (15) Business Days following the satisfaction (or the waiver by Axane and/or by Plug Power) of the last of the Conditions Precedent set forth in Section 6.1(a) and (b). The Parties hereby undertake and agree to use all of their respective reasonable endeavors to ensure that the Conditions Precedent are satisfied so that Closing can take place on February 29, 2012. The Parties further agree that they shall keep each other informed of the progress of the collection of the closing documents listed in Sections 5.3 and 5.4 on a regular basis between the date hereof and the Closing Date. The time and date when the Closing is actually held are referred to in this Agreement as the “Closing Date”.

For the avoidance of doubt, drafts of all the closing documents shall be communicated to the Parties in English sufficiently in advance to allow the Parties to make their comments and give their approval (which will not be unreasonably withheld) on such closing documents.

5.2.      Decisions of the JV Company

(a)           On the Closing Date, and subject to the terms of Section 3.2.3(ii), the meeting of the shareholders of the JV Company, as convened under Section 4.1.1(d), shall vote with respect to:

(i)        the approval of the Contribution Auditor’s report with regard to the valuation of the Plug Power Contribution;

(ii)       the increase of the share capital of the JV Company and the issuance of the relevant number of shares representing 55% of the share capital of the JV Company, on a fully diluted basis, in favor of Axane in consideration of the Axane Contribution;

(iii)      the increase of the share capital of the JV Company and the issuance of the relevant number of shares representing 45% of the share capital of the JV Company, on a fully diluted basis, in favor of Plug Power in consideration of the Plug Power Contribution;

(iv)      the change of the corporate name of the JV Company to Hypulsion;

(v)       the change of the registered office of the JV Company to Sassenage;

 (vi)     the approval of the Articles of Association; and

(vii)     the designation of the members of the Board of Directors in accordance with the terms of Section 14.3.1 below.

(b)           On the Closing Date, the newly designated Board of Directors shall hold a meeting to appoint the Chairman, the Vice Chairman and the President of the JV Company in compliance with the terms of Article XIV below.

5.3.         Plug Power Closing Deliveries.  Subject to the delivery by Axane of the documents referred to in Section 5.4, Plug Power shall deliver to Axane at Closing all of the following:

(a)          a certified copy of the resolutions of the Board of Directors of Plug Power approving the transactions contemplated herein and the relevant Ancillary Agreements;

(b)           a certified copy of the power and authority of the individual(s) acting on behalf of Plug Power for the purposes of this Agreement, the Ancillary Agreements and the Plug Power Contribution;

(c)           a certified copy of the Contribution and License Agreement;

(d)           original copies of each of the Ancillary Agreements to which Plug Power or any of its Affiliates is a party, all duly executed by the legal representative(s) of Plug Power and/or its Affiliates; and

(e)           a certificate (in the form attached in Schedule 5.3(e)) reiterating the absence of events referred to in Section 6.1(b) as at the Closing Date with respect to Plug Power.

5.4.          Axane’s Closing Deliveries.  Subject to the delivery by Plug Power of the documents referred to in Section 5.3, Axane shall deliver to Plug Power at Closing all of the following:

(a)           a certified copy of the resolutions of the competent corporate bodies of Axane approving the transactions contemplated herein and the relevant Ancillary Agreements;

(b)           a certified copy of the power and authority of the individual(s) acting on behalf of Axane for the purposes of this Agreement, the Ancillary Agreements and the Axane Contribution;

(c)           the resignation letters, effective as at the Closing Date, of all legal representatives of the JV Company;

(d)           a certified copy of the subscription form to the shares issued in consideration for the Axane Contribution;

(e)           original copies of each of the Ancillary Agreements to which Axane, any of its Affiliates and/or the JV Company, as the case may be, is a party, all duly executed by the legal representative(s) of Axane, any of its Affiliates and/or the JV Company, as the case may be;

(f)            a certificate confirming that the net equity value of the JV Company on the Closing Date is not less than EUR 10,000, together with the annual accounts of the JV Company for the financial year closed on December 31, 2011; and

(g)           a certificate (in the form attached in Schedule 5.3(e)) reiterating the absence of events referred to in Section 6.1(b)(y) as at the Closing Date with respect to Axane.

5.5.          Issuance of Shares by the JV Company

5.5.1      Axane and Plug Power shall be the holders of the JV Company Shares in accordance with the terms of Section 11.1 below, and shall benefit from all the rights and obligations with respect to said JV Company Shares, in particular any and all voting rights and rights to dividends attached thereto, as of the Closing Date.

5.5.2.     The JV Company shall carry out, at its costs, all post-closing formalities required to render the above issuance of JV Company Shares and other shareholders decisions set forth in Section 5.2 binding on Third Parties. Axane and Plug Power undertake to assist the JV Company, if necessary, with respect to such formalities and execute any additional document which may be necessary with respect thereto.

ARTICLE VI

 CONDITIONS PRECEDENT

6.1.         The respective obligations of the Parties hereunder shall be subject to the satisfaction or waiver by Axane and by Plug Power of the following conditions precedent (the “Conditions Precedent”) on or prior to the Closing Date:

(a)          subject to the terms of Section 3.2.3 (and in particular, Section 3.2.3(ii)), the obtaining of the report of the Contribution Auditor prior to the Closing Date and the completion, on the Closing Date, of the Axane Contribution and the Plug Power Contribution and the confirmation that the report of the Contribution Auditor does not value the Plug Power Contribution to less than EUR 4,037,000 (four million thirty seven thousand euros). For this purpose, the Parties and the JV Company shall take all reasonable actions to carry out the Axane Contribution and the Plug Power Contribution as soon as possible;

(b)          the absence of (i) any claim from any Third Party against Plug Power and/or the JV Company with respect to the Technology and IP Rights and (ii) any change or event which is unforeseeable as at the date hereof and outside any Parties’ control resulting immediately or in the future in a direct and certain material adverse effect on the financial condition or situation and the commercial perspective of the JV Company and/or any of the Parties (including any court-ordered or similar liquidation or restructuring with respect to any of the Parties);

(c)          the issuance by Silicon Valley Bank of a waiver in favor of Plug Power whereby Silicon Valley Bank (i) waives it rights under Plug Power’s obligation to pledge the JV Company Shares in its favor and (ii) allows Plug Power to pledge the JV Company Shares in favor of Axane and/or any Affiliate as provided in Section 10.4(h).

6.2.         If on April 30, 2012 at the latest (or on any other date as shall be agreed upon by the Parties), the Conditions Precedent have not been satisfied or expressly waived by Axane and by Plug Power, this Agreement shall lapse and become null and void (except as concerns the confidentiality obligations) and no expenses or damages of any kind shall be due between the Parties, except in case of fraud or bad faith.

ARTICLE VII

REPRESENTATIONS AND WARRANTIES OF AXANE

Axane represents and warrants to Plug Power that each of the statements set forth below is and will be true and correct as at the date hereof and the Closing Date:

7.1.         Organization of the JV Company

(a)           The JV Company is a company duly incorporated under the form of a Société par Actions Simplifiée, organized, registered and validly existing under the laws of France;

(b)          the JV Company has not carried out any business and has not incurred any direct or indirect liability (except for ordinary auditor and corporate secretarial expenses for a maximum global amount of EUR 40,000 euros since its constitution), whether actual or contingent, since its constitution; it has not taken over any acts performed prior to its constitution or registration. The net equity of the JV Company is not less than EUR 10,000;

(c)          except as provided herein, no Person has the right (exercisable now or in the future and whether contingent or not) to call for the issue of any share in the JV Company, which shall be composed, immediately prior to the Closing, of 5,000 (five thousand) shares, all ordinary and fully paid up (subject to any potential share cancellation to take place prior to the Axane Contribution); and

(d)          immediately prior to the Closing, Axane will be the sole legal and beneficial owner of the shares of the JV Company.

7.2.         Organization of Axane.  Axane is a company duly organized, incorporated and validly existing under the laws of France with full power to conduct its business as conducted as at the date of this Agreement. Axane is not and has not been subject to any court-ordered or similar liquidation or restructuring (procédure collective) and has not and will not, on the Closing Date, have suspended its payments or made any voluntary arrangement with its creditors. To Axane’s knowledge, no any such suspension or arrangement is likely to arise.

7.3.         Authority of Axane.  The execution, delivery and performance of this Agreement and the relevant Ancillary Agreements by Axane have been duly authorized and approved by the competent corporate bodies of Axane and do not require any further authorization or consent by Axane or its shareholders. This Agreement and the relevant Ancillary Agreements will, when executed, constitute valid and binding obligations of Axane.

7.4.         No Violation; Consents and Approvals

(a)          Neither the execution nor the delivery of this Agreement and the relevant Ancillary Agreements nor the performance by Axane of its obligations under this Agreement and the relevant Ancillary Agreements shall, whether by the giving of notice or upon the expiration of a time-limit, or both, conflict with any other agreement, result in a default or loss of rights of any kind, or result in the creation of any Encumbrances.

(b)          Neither the execution, the delivery of this Agreement and the relevant Ancillary Agreements, nor their performance by Axane shall contravene or violate any Requirements of Law and/or Court Orders of any Public Authority.

ARTICLE VIII

REPRESENTATIONS AND WARRANTIES of Plug power

Plug Power represents and warrants to Axane that each of the statements set forth below is and will be true and correct as at the date hereof and the Closing Date:

8.1.         Organization of Plug Power.  Plug Power is a company duly organized, incorporated and validly existing under the laws of the State of Delaware with full power to conduct its business as conducted as at the date of this Agreement. Plug Power is not and has never been subject to any court‑ordered or similar liquidation or restructuring. The fair salable value of Plug Power’s assets (including, to the extent it has any fair salable value, goodwill minus disposition costs) exceeds the fair value of its liabilities.  Plug Power is now and will be on the Closing Date able to pay its debts (including trade debts) as they mature.

8.2.         Authority of Plug Power.  The execution, delivery and performance of this Agreement, the Contribution and License Agreement and the relevant Ancillary Agreements by Plug Power have been duly authorized and approved by the competent corporate bodies- of Plug Power and do not require any further authorization or consent by Plug Power or its shareholders. This Agreement, the Contribution and License Agreement and the relevant Ancillary Agreements will, when executed, constitute valid and binding obligations of Plug Power.

8.3.         No Violation; Consents and Approvals

(a)           Neither the execution nor the delivery by Plug Power of this Agreement, the Contribution and License Agreement and the relevant Ancillary Agreements nor the performance by Plug Power of its obligations under this Agreement, the Contribution and License Agreement and the relevant Ancillary Agreements shall, whether by the giving of notice or upon the expiration of a time-limit, or both, constitute an event of default under any agreement by which Plug Power is bound.

(b)           Neither the execution, the delivery by Plug Power of this Agreement, the Contribution and License Agreement and the relevant Ancillary Agreements, nor their performance by Plug Power shall contravene or violate any Requirements of Law and/or Court Orders of any Public Authority.

8.4.         Intellectual Property

(a)           Plug Power validly owns all the rights, title and interest in and to the Technology and IP Rights pursuant to the laws governing such Technology and IP Rights (as further described in the Schedules to the License Agreement) free and clear of any Encumbrances.

(b)           No claim has been asserted or Action has been initiated or threatened by any Third Party (or, to the knowledge of Plug Power, is likely to arise) which challenges Plug Power’s rights in the Technology and IP Rights, or alleges that the Technology and IP Rights are invalid, unenforceable, or that the Technology and IP Rights or the use thereof by Plug Power or its Affiliates are infringing the intellectual property rights of any such Third Party.

(c)           No licenses on the Technology and IP Rights have been granted to a Third Party or any Affiliate of Plug Power with respect to the Territory.  All other licenses granted by Plug Power on the Technology and IP Rights are disclosed in Schedule 8.4(c) hereto.

(d)           Subject to the terms of the License Agreement, the JV Company will have, upon Closing, access to all  documents and materials owned by Plug Power that document, describe or embody the Technology and IP Rights or the subject matter thereof sufficient to permit the JV Company to exercise its rights pursuant to the License Agreement.

ARTICLE IX

INDEMNIFICATION

Without prejudice to each Party’s right to seek indemnification (the “Indemnified Party”) from the other Party (the “Indemnifying Party”) for any other breach of its undertakings under this Agreement, the Contribution and License Agreement and/or the Ancillary Agreements, the Indemnifying Party undertakes to indemnify and hold the Indemnified Party harmless from and against the Losses and Expenses incurred by the Indemnified Party and/or the JV Company arising from any breach, inaccuracy of, or omission in, any representation or warranty of the Indemnifying Party contained in Article VII (with respect to the representations and warranties of Axane) or Article VIII (with respect to the representations and warranties of Plug Power) herein.

ARTICLE X

ADDITIONAL UNDERTAKINGS

10.1.       Non Compete.

(a)          The Parties agree that they will not carry out, take any interest or engage - in the Territory - in any capacity whatsoever (including as a minority shareholder), whether directly or indirectly and for as long as they remain shareholders of the JV Company, in any development and/or sales activity directly competing with the Project.

(b)          Paragraph (a) above shall not prevent Plug Power from directly pursuing specific opportunities falling within the scope of the Project with customers located within the Territory. Plug Power shall however give prior written notice thereof to and request the JV Company whether the JV Company wants to pursue this opportunity.  For this purpose, Plug Power shall provide the JV Company in writing with a preliminary assessment of the main features of the contemplated customer arrangement, including, if available, information regarding the customer requirements and the transaction terms and conditions. The Board of Directors of the JV Company shall have fourteen (14) Business Days following receipt of the above notification to make a decision as a Reserved Matter to accept that Plug Power pursues this opportunity independently of the JV Company.

If the Board of Directors decides not to pursue this opportunity itself, it shall give Plug Power a written waiver of the JV Company's exclusivity within the above time period. Said waiver shall cover the particular customer for the specific site referred to in the information provided to the JV Company, it being specified that any future arrangement with the same customer but relating to a different site of the customer in the Territory shall follow the same process and be submitted to the JV Company. Such waiver shall further not be unreasonably withheld by the JV Company. Failure of the JV Company to issue a written response within the above fourteen (14) Business Day period shall mean that the JV Company does not wish to pursue the opportunity and that Plug Power is free to pursue its initiative independently of the JV Company.  If the JV Company initially decides to pursue the opportunity but thereafter at any time stops the related discussions with the customer or the discussions between the customer and the JV Company cease definitively and the JV Company decides not to conclude the transaction, it shall inform Plug Power thereof and Plug Power shall again be free to further pursue such opportunity on its own.

(c)          The provisions of this Section 10.1 shall not prevent the Parties from carrying on their respective existing activities outside the scope of the JV Company (including, for the avoidance of doubt, the supply and sale by any entity of the Air Liquide group of hydrogen gas and/or hydrogen refueling stations and/or hydrogen production units to any Third Party, whether or not in the handling market, and fuel cell systems outside of the handling market in the Territory and fuel cell systems in the handling market outside of the Territory). For the avoidance of doubt, the JV Company shall, within the scope of the Project and within the Territory, be free to enter into any commercial arrangement with a customer which secures its hydrogen gas supply, solutions and stations from competitors of the Air Liquide group. Without prejudice to Section 13.2 Plug Power shall be free to enter into any relationship with any competitors of the Air Liquide group outside the scope of the Project and/or outside the Territory.

(d)           In the event of the exercise of the IP Claim Put Option, the First Put Option and/or the Second Put Option, the Parties shall negotiate in good faith and seek to agree on the terms of a distribution agreement whereby Axane and/or its Affiliate may distribute GenDrive units in the Territory.

10.2.       Non Solicitation. The Parties agree for themselves and for any of their Affiliates that they and their Affiliates will not, for as long they remain Parties to this Agreement shareholders of the JV Company and during a period of three (3) years thereafter, whether directly or indirectly:

(a)          solicit or entice away or knowingly encourage any of the executive employees (cadres) or corporate officers of the JV Company or of the other Party or its Affiliates or initiate any contact with any of the executive employees (cadres) or corporate officers of the JV Company or of the other Party or its Affiliates either to leave his or her employment position (whether or not the employee would, by leaving, commit a breach of his or her employment contract) or office in the JV Company or in the other Party or its Affiliates; or

(b)          employ any of the executive employees (cadres) or corporate officers of the JV Company or of the other Party or its Affiliates or call upon the services of such a person in a professional capacity (e.g., independent consultant, employee, director, corporate officer, shareholder, partner).

The terms of this Section 10.2 shall not be construed as prohibiting any of the Parties to seek to employ any of the employees or corporate officers of the JV Company which initially were the relevant Party’s own employees or corporate officers.

10.3.      The Parties acknowledge that compensatory remedies under law may not be adequate with respect to a breach of the prohibitions contained in Sections 10.1 and 10.2 regarding non competition and non solicitation.  Accordingly, it is the intention of the Parties that such prohibitions be specifically enforced in every respect.

10.4.       IP Study and IP Claims

(a)           Within thirty (30) days of Closing, the JV Company shall hire a counsel admitted to practice before the European Patent Office, chosen by the Parties, having experience relevant to the Technology and IP Rights (the “Study Counsel”) to perform a study of Third Party intellectual property rights potentially relevant to the development and sale of integrated cost competitive hydrogen fuel cell systems for and to the European handling market (the “Study”).  Within fifteen (15) days of their hire, Study Counsel shall propose to the JV Company and the Parties a process, timeline, and cost for conducting the Study (the “Study Proposal”) with results to be returned on or before June 1, 2012.  The Parties and the JV Company shall discuss the Study Proposal, with Study Counsel beginning work on the Study once the Parties and the JV Company have agreed to a final form of the Study Proposal.  The fees relating to the Study shall not exceed EUR 75,000 (seventy five thousand euros) and such fees shall be equally shared between Plug Power and Axane.

(b)          The Parties and the JV Company shall agree on and undertake commercially reasonable measures in response to issues or potential claims identified by the Study including, but not limited to, one or more of, in respect of a particular issue or potential claim: (i) no action at all, (ii) securing an opinion of counsel as to non-infringement or invalidity, (iii) obtaining a license of appropriate scope, and/or (iv) redesigning the Technology and IP Rights.

(c)           If a Third Party claim is made in writing on or before December 31, 2012 against the JV Company and/or Plug Power alleging that the Technology and IP Rights, the JV Company, and/or Plug Power, by reason of its activities with the JV Company, infringe a Third Party’s intellectual property right (a “Third Party Claim”), then the Parties and the JV Company shall discuss in good faith the commercially reasonable measures to respond to the Third Party Claim including, but not limited to, one or more of: (i) procuring for the JV Company the right to continue using the allegedly infringing subject matter, (ii) modifying the allegedly infringing subject matter to become non-infringing, (iii) defending such Third Party Claim and/or (iv) replacing the allegedly infringing subject matter with a non-infringing replacement.

(d)           In the event that the Parties fail to reach an agreement on a commercially reasonable resolution to any such Third Party Claim within sixty (60) days following the notification of the Third Party Claim to the JV Company, Axane shall then have the right, but not the obligation, at the latest within ninety (90) days following the notification of the Third Party Claim to the JV Company, to give Plug Power notice (the “IP Claim Put Option Notice”) of the exercise by Axane of its option to sell the total amount of JV Company Shares held by Axane and/or its Affiliates as at such date for the price determined in Section 10.4(g) (the “IP Claim Put Option”).

(e)           Plug Power, within a thirty (30) day period following the date of the IP Claim Put Option Notice, may elect (the “Indemnity Option Notice”) to hold harmless the JV Company, Axane and its Affiliates against the Third Party Claim, defend and indemnify the JV Company, Axane and its Affiliates the full amounts of Losses and Expenses incurred as a result thereof (the “Indemnity Option”). Plug Power shall reimburse the JV Company, Axane and its Affiliates the amount of any indemnity in case the JV Company, Axane and any of its Affiliates are ordered to pay such amount by an enforceable court decision, subject to the right of Plug Power to receive any portion of such amount that would be repaid thereafter, interests included, to the JV Company, Axane and any of its Affiliates.

In case Plug Power exercises its Indemnity Option, the IP Claim Put Option shall be deemed cancelled and the transfer of the Axane's JV Company Shares in accordance with the IP Claim Put Option shall not be completed. In the event that Plug Power agrees to the Indemnity Option, then Plug Power shall control all litigation, negotiation and settlements relating to the Third Party Claim with counsel of Plug Power’s choice, will bear all of the costs and expenses relating thereto and will reasonably take into account the commercial interests of the JV Company.  Plug Power shall not settle any Third Party Claim if such settlement contains a stipulation to, or an admission or acknowledgment of, any wrongdoing (whether in tort or otherwise) on the part of the JV Company or Axane without the affected party’s consent.

(f)           If Plug Power has not exercised its Indemnity Option, the Parties shall proceed to the transfer of the Shares pursuant to the IP Claim Put Option on a date to be agreed by Axane and Plug Power and no later than the ninetieth (90) day following the receipt by Plug Power of the IP Claim Put Option Notice (the “IP Claim Put Option Transfer Date”). On the IP Claim Put Option Transfer Date, Plug Power and Axane (or any designated Affiliate thereof) shall enter into a Share Transfer Agreement in the form of the draft attached hereto as Schedule 10.4(f) (the “Share Transfer Agreement”).  Plug Power shall pay all relevant transfer taxes (droits d'enregistrement), if any, due upon the transfer of the JV Company Shares.

(g)          For the purposes of the IP Claim Put Option, the price to be paid by Plug Power to Axane for the relevant JV Company Shares (the “IP Claim Put Option Price”) on the IP Claim Put Option Transfer Date shall be equal to the paid-up nominal value of the JV Company Shares increased by the share premium paid in by Axane and/or its Affiliates as at such IP Claim Put Option Transfer Date.

(h)           As promptly as possible following the IP Claim Put Option Transfer Date and within three (3) months following said IP Claim Put Option Transfer Date at the latest, except if specified otherwise in this Agreement or any Ancillary Agreement (the “Period”) (i) all contracts (including, the Sublease Agreement and the Axane Operational Services Agreement), commitments, guarantees or other outstanding obligations binding on or issued by Axane and/or any of its Affiliates for the purposes of the activities of the JV Company, shall be terminated (and Axane shall accept and shall cause its Affiliates to accept such termination) and (ii) Plug Power shall substitute itself or any of its Affiliates to Axane and/or its Affiliates to the performance of any such outstanding obligation and/or the issuance of any such guarantee

For the purposes of this paragraph (h), the Parties shall seek to obtain the required consents of Oseo Innovation and the relevant beneficiaries under the H2E Collaboration Program or otherwise and/or any other relevant Third Party and Axane shall provide its reasonable assistance to Plug Power in order to seek to complete this termination and substitution with a view to mitigate the adverse effect for the JV Company. This assistance shall however at no time be construed as an undertaking of Axane and/or any of its Affiliates to maintain certain guarantees, make any financial commitment and/or issue new guarantees.

Notwithstanding the above, if Oseo Innovation and/or the relevant beneficiaries decline to grant the appropriate consents under the H2E Collaboration Program within the Period, Axane shall continue to provide the related guarantees issued by Axane and/or its Affiliates to Oseo Innovation on behalf of the JV Company, if and subject to Plug Power providing, within fifteen (15) days following the expiry of the Period, Axane and/or its Affiliates with (i) back-to-back guarantees covering all the obligations of Axane and its Affiliates towards Oseo Innovation resulting from the activities of the JV Company and (ii) a valid and enforceable pledge over all the JV Company Shares held by Plug Power and/or its Affiliates as a security for the obligations resulting from such back-to-back guarantees. The above mentioned guarantees, back-to-back guarantees and associated pledge shall cease to exist and be released upon the full satisfaction of all the obligations of the JV Company towards Oseo Innovation under H2E Collaboration Program.  The Parties shall make their best efforts to obtain the release of Axane and its Affiliates from any and all their obligations under any outstanding guarantee(s) in the event Plug Power and/or its Affiliates cease to be collectively the majority shareholder of the JV Company.

The obligations of the Parties under this Section 10.4(h) are referred to hereafter as the “Termination Obligations”).

10.5.       Circuit breaker

(a)           As soon as possible after the signing of this Agreement, the Parties shall seek, and cause the JV Company to seek, the Oseo Approval in accordance with Section 2.3.1(e);

(b)          Until the obtaining of the Oseo Approval, the JV Company shall carry out its business in accordance with the Business Plan and in particular, shall pay to the Parties or their Affiliates, as the case may be, any amounts due in respect of the Ancillary Agreements;

(c)           From the earlier of (i) the date on which Axane confirms to Plug Power that the Oseo Approval has not been obtained or (ii) June 30, 2012, if the Oseo Approval is not yet obtained by that date, the Parties shall work together in order to try to reach an agreement in good faith on the future of the JV Company, and in particular on any alternative way of financing the JV Company, subject always to the provisions of Article III and Article XV. From this date forward, the JV Company shall not incur any new expenses (except continued labor expenses) until the prior written approval of the Parties on a revised budget (including financing plan) with respect to the JV Company;

(d)           If the Oseo Approval is not obtained by September 30, 2012, either Party may within a thirty (30) day period following September 30, 2012, notify to the other Party (a “Wind-Up Notice”), that the JV Company be wound up. Following any Wind-Up Notice, the Parties will (i) consult each other and each use their commercially reasonable efforts to complete such winding-up in an orderly fashion as soon as possible, (ii) vote at any shareholders meetings the dissolution of the Company and the appointment of a liquidator, and (ii) take all necessary actions to terminate the Ancillary Agreements (and the License Agreement in particular), as soon as possible;

(e)           The financial resources of the JV Company, including the Axane Contribution to the extent necessary, shall be used to cover any liabilities of the JV Company and liquidation costs, which will include any direct inventory costs resulting from the JV Company orders, incurred by Plug Power until the date of the Wind-Up Notice;

(f)            Upon the dissolution, any JV Company IP developed by the JV Company shall become the property of Plug Power only, without any obligation to grant a license to Axane, as an exception to Section 18.3;

(g)           for a period of three (3) years from the liquidation effective date, Axane and any of its Affiliates shall not carry out, take any interest or engage in the Territory, in any capacity whatsoever (including as a minority shareholder), whether directly or indirectly, in any development and/or sales activity competing with the Project as an exception to Section 10.1;

(h)           For the avoidance of doubt, Plug Power shall not be bound by any non-compete obligation as from the dissolution effective date.

TITLE II - SHAREHOLDERS’ AGREEMENT

ARTICLE XI

CAPITAL AND SHARES OF THE JV COMPANY

11.1.      Share Capital of the JV Company

11.1.1     Immediately after the Closing Date and subject to Section 3.2.3(ii), the share capital of the JV Company shall be divided into the relevant number of the JV Company Shares to remunerate the Axane Contribution and the Plug Power Contribution and which shall be allocated between Axane and Plug Power on a respective 55% and 45% basis.

11.1.2     For the purposes of Title II to this Agreement, Axane, Plug Power and any future shareholder of the JV Company shall collectively be referred to as the “Shareholders of the JV Company”.

11.2.       Transfer of the JV Company Shares

11.2.1     Transfer of the JV Company Shares to Affiliates

(a)          The Shareholders of the JV Company shall have the right to Transfer all or a portion of the JV Company Shares to any of their respective Affiliates, it being specified that in the case of such a Transfer, the transferring Shareholder of the JV Company shall not be released from any of its obligations hereunder (a “Permitted Transfer”).

(b)          In the case of a Permitted Transfer, the Affiliate concerned shall (x) adhere without any reserve or limitation to the terms of this Agreement and shall expressly undertake all of the obligations of the transferring Shareholder of the JV Company (while not releasing such transferring Shareholder) and (y) sign all relevant legal documentation to ensure that should the transferring Shareholder of the JV Company cease to control such Affiliate, said Affiliate shall be obligated to reassign the transferred JV Company Shares to the initial transferring Shareholder of the JV Company.

11.2.2     Transfer of the JV Company Shares to Third Parties

(a)           Lock-Up Period

No Party may, without the prior written approval of the other Party (which may be withheld at the sole discretion of each such Party), Transfer all or a portion of the JV Company Shares to any Third Party between the Closing Date and December 31, 2013. Any purported Transfer in violation of this Section 11.2.2(a) shall be void.

(b)          Pre-emption Right

As from January 1, 2014, any Transfer of the Shares of the JV Company to any Third Party other than a Permitted Transfer shall be subject to the following conditions:

(i)            a Shareholder of the JV Company wishing to Transfer all or part of its JV Company Shares to a Third Party (the “Selling Shareholder”) shall give a notice in writing (a “Transfer Notice”) to the other Parties and to the Board of Directors, specifying the number of shares for which the transfer is planned (the “Offered Shares”) and the price offered and if applicable, other materials terms offered by the Third Party purchaser (the “Third Party Purchaser”) to the Selling Shareholder.

Each Shareholder of the JV Company shall have a preemption right to purchase the Offered Shares at the purchase price and other terms specified in the Transfer Notice.  Each Shareholder of the JV Company shall, within thirty (30) days (as from the date of receipt of the notification from the Selling Shareholder) notify in writing to the Selling Shareholder and the Board of Directors its intention to purchase the Offered Shares (specifying the number thereof) at the purchase price and other terms specified in the Transfer Notice.

In the event that all or part of the Offered Shares are not purchased by the Shareholders of the JV Company at the end of the above process, the Selling Shareholder shall be free to Transfer all of the Offered Shares to the Third Party Purchaser within a period of sixty (60) days following the notification to be addressed to the Selling Shareholder by the Chairman or the Vice Chairman confirming that all or part of the Offered Shares have not been purchased by the Shareholders of the JV Company;

(ii)       Plug Power hereby specifies that the Transfer of all or portion of its JV Company Shares to any Third Party or, if applicable to Axane and/or any of its Affiliates, shall not affect in any way whatsoever the rights of the JV Company over the Technology and IP Rights as resulting from the License Agreement, subject always to the provisions of this Agreement.

(iii)       subject to the limitations contained in paragraph (i) above, the Transfer by Axane of any of its JV Company Shares to a Third Party shall be subject to the following provisions:

-      the Third Party Purchaser shall not conduct nor have a majority interest in a company which conducts business activities which directly or through an Affiliate compete with the activities of the JV Company or of Plug Power or its Affiliates;

-      by adhering to the Agreement under the terms of paragraph (vi) below, the Third Party Purchaser shall irrevocably undertake to satisfy Axane’s outstanding obligations under Section 3.1.1 (including paying up any outstanding capital contributions) and Article XII hereto;

-     as a prior condition to the Transfer, the Third Party Purchaser shall undertake, if, as a result of the Transfer of any JV Company Shares by Axane and/or any of its Affiliates to a Third Party, Oseo Innovation or any other funding Public Authority notifies the JV Company of its decision to terminate any outstanding funding commitment, to contribute to the JV Company the equivalent of any such terminated Oseo Innovation and/or other Public Authority funding;

(iv)      subject to the limitations contained in paragraph (i) above, Plug Power shall in no event seek to Transfer nor Transfer any of its JV Company Shares to any entity of the Linde, Air Products and/or Praxair groups;

(v)       as a prior condition to any Transfer, the Selling Shareholder shall cause the Third Party Purchaser to adhere to the terms of the Agreement and endorse any undertakings of the Selling Shareholder by executing an adhesion certificate (the “Adhesion Certificate”) substantially in the same form of the draft attached as Schedule 11.2.2(b)(v) hereto; and

(vi)      any Transfer of the JV Company Shares made in violation of the provisions of this Section 11.2.2(b) shall be null and void and shall not be binding on the JV Company.

11.2.3    Transfer of non fully paid up JV Company Shares

(a)              If, pursuant to Articles X, XI and/or XII or under any other provision of the Agreement, Axane transfers to Plug Power all or part of its JV Company Shares which are not fully paid up, Plug Power hereby undertakes to:

(i)        take over any outstanding payment obligations attached to the JV Company Shares (and hereby automatically releases Axane and/or its Affiliates from any such obligations);

(ii)       indemnify Axane and/or its Affiliates in case, following any claim made by the JV Company and/or any Third Party, Axane and/or its Affiliates has to pay any such outstanding amount, for the amount actually paid by Axane and/or its Affiliates (i.e., any such outstanding amount plus interest, if any); and

(iii)       fully indemnify Axane and/or its Affiliates against any Expenses incurred as a result of any failure by Plug Power to perform its obligations under (i) above and/or of any claim referred to in (ii) above;

all in addition to the Termination Obligations of the Parties and without prejudice to the right of Plug Power and of any subsequent transferee of the JV Company Shares (i) to decide to reduce the capital and the outstanding payment obligations, such decision being taken in accordance with applicable law after the transfer of the Shares by Axane and/or its Affiliates, and/or (ii) to seek indemnification from any subsequent transferee of such JV Company Shares, if any.

(b)              Axane shall notify Plug Power of any claim made by the JV Company and/or a Third Party referred to in paragraph (a) above.  Unless Axane receives, within fifteen (15) days of such notification, (i) written instructions from Plug Power not to pay any amount under such claim nor incur any related Expenses, (ii) together with valid justification that any such amount is not due, Axane shall be free to settle such claim and satisfy any payment thereunder, all without prejudice to its rights to indemnification under paragraph (a) above.

11.2.4    If, pursuant to Articles X, XI and/or XII or under any other provision of the Agreement, Axane transfers to Plug Power all of its JV Company Shares, Plug Power shall cause the JV Company to leave the facilities occupied under the Sub-Lease Agreement in accordance with Section 2.4(b).

ARTICLE XII

CALL AND PUT OPTIONS

12.1.      Call Options

12.1.1    First Call Option

(a)          Axane hereby grants to Plug Power an irrevocable option to purchase (the “First Call Option”) from Axane a number of JV Company Shares which would allow Plug Power to hold 65% of the share capital of the JV Company on a fully diluted basis. For the avoidance of doubt, Plug Power shall exercise its First Call Option on all the JV Company Shares (and not a portion only) held by Axane and/or its Affiliates which are required for Plug Power to hold 65% of the share capital of the JV Company on a fully diluted basis. Plug Power hereby accepts said First Call Option, as an option only.

(b)          As an exception to paragraph (a) above, if Axane has sold part of its JV Company to a Third Party pursuant to Section 11.2.2(b), the First Call Option may be exercised on all (and not a portion only) of the remaining JV Company Shares held by Axane and/or any of its Affiliates on the exercise date of the First Call Option.

(c)          Plug Power may exercise the First Call Option at any time between January 4, 2016 and January 29, 2016 (the “First Call Option Period”).

(d)          For the purposes of the exercise of the First Call Option, Plug Power shall send, within the First Call Option Period, a written notice (the “First Call Option Notice”) to Axane.  Said First Call Option Notice shall set forth (i) the number of JV Company Shares Plug Power wishes to purchase, and (ii) the formula chosen by Plug Power for the purpose of the calculation of the First Call Option Price, in compliance with the terms of paragraph (g) below.

(e)          On a date to be agreed by Axane and Plug Power and not later than the 45th (forty-fifth) Business Day following date of the First Call Option Notice (the “First Call Option Transfer Date”), Plug Power and Axane (or any designated Affiliate thereof) shall enter into a Share Transfer Agreement in the form of the draft attached hereto as Schedule 10.4(f).  Plug Power shall pay all relevant transfer taxes (droits d'enregistrement), if any, due upon the transfer of the Shares. If required, Plug Power shall be entitled to apply for the Transfer Registration pursuant to Section 12.1.4 below.

(f)           As promptly as possible after the First Call Option Notice but without constituting a condition precedent to the transfer of the JV Shares under the First Call Option, the Parties shall perform the Termination Obligations in accordance with Section 10.4(h) above.

(g)           For the purposes of the First Call Option, and subject to the terms of Section 12.2.2(g) pertaining to the Revised Second Amount, the price to be paid by Plug Power to Axane for the relevant JV Company Shares (the “First Call Option Price”), shall, at Plug Power’s option (to be specified in the First Call Option Notice), be equal to:

(i)      the “Price Calculation no.1”: EUR 2,000,000 to be paid by Plug Power to Axane on the First Call Option Transfer Date plus a “Second Amount” equal to:

         “Percentage of Called Shares” x (8 x “2020 EBITDA”) – EUR 2,000,000

          or;

(ii)     the “Price Calculation no.2”: EUR 4,000,000 to be paid by Plug Power to Axane on the First Call Option Transfer Date plus a “Second Amount”  equal to:

         “Percentage of Called Shares” x (5 x “2020 EBITDA”) – EUR 4,000,000.

(h)          Between the date of the First Call Option Notice and December 31, 2020, Plug Power shall not do or omit to do and shall procure that no member of the Plug Power group does or omits to do anything with the intention of materially adversely affecting the amount of the First Call Option Price (e.g., including or seeking to include any extraordinary or non recurring items, shifting any revenue or cost of the Plug Power group companies).

(i)           Without prejudice to paragraph (h) above, Plug Power shall notify Axane of any exceptional reorganization or transaction (such as a merger, an acquisition and/or the sale or disposition of assets) to be implemented at JV Company level which is likely to have an impact on the 2020 EBITDA, at least forty five (45) days prior to the implementation of any such reorganization or transaction. Upon receipt of such notification and should such transaction be reasonably expected by Axane to have a material impact on the 2020 EBITDA, Axane shall be entitled to perform at its costs a financial audit of the Company in accordance with Section 14.7.2 below within a period of three (3) weeks with the objective of understanding the JV Company and its activities in a way to enable the Expert (as such term is defined in Section 12.3(b) below) to render a decision in the case of a dispute between the Parties on the 2020 EBITDA (and consequently on the First Call Option Price).  The notes and reports of the auditor appointed by Axane shall be shared between the Parties.  In case of any dispute on the potential impact of any such exceptional reorganization or transaction on the 2020 EBITDA (and consequently on the First Call Option Price), the Expert shall be required, in compliance with the terms of Section 12.3 below, to determine what the 2020 EBITDA (and the First Call Option Price) would have been but for any such exceptional reorganization or transaction.

(j)           For the avoidance of doubt, the payment obligation of the above First Call Option Price as well as the obligations stated in the preceding paragraphs shall be binding on Plug Power whether or not Plug Power remains the majority shareholder of the JV Company in 2021.  In the event Plug Power sells all or part of its JV Company Shares to a Third Party in compliance with the terms herein, Plug Power shall cause said Third Party to enter into an agreement by which said Third Party would allow the Parties to comply with the terms of this Section 12.1.1 and of Section 12.3.  Any other outstanding amounts due by Plug Power and/or the JV Company to Axane or its Affiliates under any shareholder loan, any of the Ancillary Agreements or otherwise hereunder shall be fully paid prior to or, with the consent of Axane, immediately after, such share sale to the Third Party.

(k)          Subject to the terms of Section 12.2.2(g), the Parties agree that:

-          if, whether under paragraph(s) (i) or (ii) above, the Second Amount is a negative amount, no payment shall be due by Axane to Plug Power;

-         “2020 EBITDA” shall mean earnings before interest, taxes, depreciation and amortization of the JV Company for the financial year ending on December 31, 2020. The EBITDA amount shall be the amount as reflected in the audited and certified accounts of the JV Company to be prepared as at December 31, 2020 (the “2020 Accounts”) for the preceding twelve-month period, using the same accounting principles as those used for the previous financial year.  Plug Power shall use its powers as shareholder of the JV Company to ensure that the above 2020 Accounts be prepared and certified within a maximum period of three (3) months following January 1, 2021.  The costs (including auditor’s fees) incurred to establish the above 2020 Accounts shall be borne by the JV Company;

-         “Percentage of Called Shares” shall mean, with respect to the First Call Option or the Second Call Option, as the case may be, the ratio between (x) the number of JV Company Shares sold by Axane under the First Call Option or the Second Call Option, as the case may be, and (y) the total number of JV Company Shares;

-           the Second Amount, whether under (i) or (ii) above, shall be paid by Plug Power to Axane or its Affiliates within thirty (30) days following the certification of the 2020 Accounts.

12.1.2     Second Call Option

(a)          Subject to the exercise by Plug Power of the First Call Option as provided in Section 12.1.1 above (it being specified that the failure of Plug Power to exercise the First Call Option shall be deemed an irrevocable waiver to exercise the Second Call Option), Axane hereby grants to Plug Power an irrevocable option to purchase (the “Second Call Option”) from Axane and/or its Affiliates a number of JV Company Shares which would allow Plug Power to hold 80% of the share capital of the JV Company on a fully diluted basis. For the avoidance of doubt, Plug Power shall exercise its Second Call Option on all the JV Company Shares (and not a portion only) held by Axane and/or its Affiliates which are required for Plug Power to hold 80% of the share capital of the JV Company on a fully diluted basis. Plug Power hereby accepts said First Call Option, as an option only.

(b)          As promptly as possible after the Second Call Option Notice, but without constituting a condition precedent to the transfer of the JV Shares under the Second Call Option, the Parties shall perform the Termination Obligations in accordance with Section 10.4(h) above.

(c)           Plug Power may exercise the Second Call Option at any time between the earlier of (i) thirty (30) days after the certification of the 2017 Accounts and (ii) May 31, 2018 (the “Second Call Option Period”).

(d)          For the purposes of the exercise of the Second Call Option, Plug Power shall send, within the Second Call Option Period, a written notice (the “Second Call Option Notice”) to Axane.  Said Second Call Option Notice shall set forth the number of JV Company Shares Plug Power wishes to purchase and its calculation of the Second Call Option Price.

(e)           On a date to be agreed by Axane and Plug Power and not later than the 45th (fourty-fifth) Business Day following the date of the Second Call Option Notice (the “Second Call Option Transfer Date”), Plug Power and Axane (or any designated Affiliate thereof) shall enter into a Share Transfer Agreement in the form of the draft attached hereto as Schedule 10.4(f).  Plug Power shall pay all relevant transfer taxes (droits d'enregistrement), if any, due upon the transfer of the Shares. If necessary, Plug Power shall be entitled to apply for the Transfer Registration pursuant to Section 12.1.4 below.

(f)            For the purposes of the Second Call Option, the price to be paid by Plug Power to Axane for the relevant JV Company Shares (the “Second Call Option Price”) on the Second Call Option Transfer Date shall be equal to:

“Percentage of Called Shares” x (6.5 x “2017 EBITDA”).

(g)           The Parties agree that:

-        “2017 EBITDA” shall mean earnings before interest, taxes, depreciation and amortization of the JV Company for the financial year ending on December 31, 2017. The EBITDA amount shall be the amount as reflected in the audited and certified accounts of the JV Company to be prepared as at December 31, 2017 (the “2017 Accounts”) for the preceding twelve-month period, using the same accounting principles as those used for the previous financial year.  Plug Power shall take all reasonable actions to ensure that the above 2017 Accounts be prepared and certified within a maximum period of four (4) months following January 1, 2018. The costs (including auditor’s fees) incurred to establish the above 2017 Accounts shall be borne by the JV Company;

-        “Percentage of Called Shares” shall have the meaning specified in Section 12.1.1(h).

(h)           If Axane has sold a portion of its JV Company Shares to a Third Party before the Second Call Option Date, Plug Power shall exercise its Second Call Option in priority on the JV Company Shares held by Axane as at the date of the Second Call Option Notice and then, if applicable, on the JV Company Shares held by the Third Party Purchaser, it being specified, for the avoidance of doubt, that the Second Call Option may only be exercised on a total number of shares which would allow Plug Power to hold, via the exercise of the Second Call Option, 80% of the JV Company Shares on a fully diluted basis.

12.1.3     Shareholder Loans.  As a condition precedent to the transfer of the JV Company Shares under the above First Call Option and/or Second Call Option, Plug Power shall cause the JV Company to reimburse to Axane and/or its Affiliates, on the First Call Option Transfer Date and/or the Second Call Option Transfer Date, as the case may be, at the latest, any outstanding amount owed to Axane and/or its Affiliates by the JV Company under any shareholder loan granted in compliance with the terms herein and/or under any cash pooling arrangement.

12.1.4     Transfer Registration.  Without prejudice to the terms of Section 12.3(c), in a situation where Plug Power has validly exercised its option to purchase pursuant to the provisions of this Sections 12.1 and 12.2, yet where Axane (and/or any designated Affiliate thereof) has defaulted in the execution of its obligation to transfer the relevant portion of its JV Company Shares, Plug Power may deposit the First Call Option Price and/or the Second Call Option Price, as the case may be, on a escrow account open in the books of a reputable bank in France, with instructions to release the First Call Option Price and/or the Second Call Option Price to Axane and/or its Affiliates at first demand from Axane and/or any of its Affiliates.  In such case, the mere remittance to the JV Company, after the expiry of the maximum time period between the relevant Call Option Notice and the relevant Call Option Transfer Date of a copy of the relevant Call Option Notice, a certificate of Plug Power confirming that Axane (and/or any relevant Affiliate) has defaulted in the execution of its obligation to transfer JV Company Shares and a receipt from the escrow agent for the full amount of the First Call Option Price and/or the Second Call Option Price (including a confirmation that said amount is to be released to Axane and/or its Affiliates at first demand) shall be deemed a duly executed Share Transfer Agreement and shall cause the JV Company, which the JV Company hereby accepts, and any of its officer to immediately register the corresponding transfer of JV Company Shares in the shareholders registry (registre des mouvements de titres) and the relevant individual securities holders' accounts (compte individuel d'actionnaire), held by or for the JV Company (the “Transfer Registration”).

12.2.       Put Options

12.2.1     First Put Option

(a)          Plug Power hereby grants to Axane an irrevocable option to require from Plug Power the purchase of all (but of all only) of the JV Company Shares held by Axane and/or its Affiliates as at the date of the exercise of said option (the “First Put Option”).  Axane hereby accepts said First Put Option, as an option only.

(b)          Axane may exercise the First Put Option at any time between September 1, 2013 and September 15, 2013 (the “First Put Option Period”), it being specified, for the avoidance of doubt, that the exercise of the First Put Option shall release Axane from its payment obligations referred to in Section 3.1.2(c).

(c)          For the purposes of the exercise of the First Put Option, Axane shall send, within the First Put Option Period, a written notice (the “First Put Option Notice”) to Plug Power.  Said First Put Option Notice shall set forth the number of JV Company Shares Axane wishes to sell (which shall be all the JV Company shares then held by Axane or its Affiliates) and the First Put Option Price (as defined in paragraph (e)).

(d)          On a date to be agreed by Axane and Plug Power (and no earlier than January 6, 2014 and no later than January 23, 2014) (the “First Put Option Transfer Date”), Plug Power and Axane (or any designated Affiliate thereof) shall enter into a Share Transfer Agreement in the form of the draft attached hereto as Schedule 10.4(f).  Plug Power shall pay all relevant transfer taxes (droits d'enregistrement), if any, due upon the transfer of the Shares.

(e)          For the purposes of the First Put Option, the total price to be paid by Plug Power to Axane for the relevant JV Company Shares (the “First Put Option Price”) shall be equal to EUR 1 (one euro).

(f)           As promptly as possible after the First Put Option Transfer Date, the Parties shall perform the Termination Obligations in accordance with Section 10.4(h) above.

12.2.2     Second Put Option

(a)          Plug Power hereby grants to Axane an irrevocable option to require from Plug Power the purchase of all (but of all only) of the JV Company Shares held by Axane and/or its Affiliates as at the date of the exercise of said option (the “Second Put Option”).  Axane hereby accept said Second Put Option, as an option only.

(b)          Axane may exercise the Second Put Option within the ninety (90) day period  following the first anniversary date of the date of execution of the relevant Share Transfer Agreement following the exercise by Plug Power of the First Call Option or the Second Call Option, as the case may be (the “Second Put Option Periods”).

(c)          For the purposes of the exercise of the Second Put Option, Axane shall send, within any of the Second Put Option Periods, a written notice (the “Second Put Option Notice”) to Plug Power.  Said Second Put Option Notice shall set forth (i) the number of JV Company Shares Axane wishes to sell (which shall be all the JV Company shares then held by Axane or its Affiliates), (ii) if known, its calculation of the Second Put Option Price, and (iii) if know, its calculation of the Revised Second Payment (as such term is defined in paragraph (g) below).

(d)          On a date to be agreed by Axane and Plug Power and no later than the 45th (forty-fifth) Business Day following the receipt by Plug Power of the Second Put Option Notice (the “Second Put Option Transfer Date”), Plug Power and Axane (or any designated Affiliate thereof) shall enter into a Share Transfer Agreement in the form of the draft attached hereto as Schedule 10.4(f).  Plug Power shall pay all relevant transfer taxes (droits d'enregistrement), if any, due upon the transfer of the Shares.

(e)          For the purposes of the Second Put Option, the price to be paid by Plug Power to Axane for the relevant JV Company Shares (the “Second Put Option Price”) shall be equal to the highest amount between:

(i)      the aggregate amount of the paid-in nominal value of the JV Company Shares sold upon the Second Put Option, plus any related share premium;

         and;

(ii)     (5 x “Preceding Year EBITDA”) x “Percentage of Put Shares”.

(f)                The Parties agree that:

-          “Preceding Year EBITDA” shall mean earnings before interest, taxes, depreciation and amortization of the JV Company for the financial year ending on December 31 preceding the Second Put Option Notice. The EBITDA amount shall be the amount as reflected in the audited and certified accounts of the JV Company to be prepared as at December 31 of the year preceding the Second Put Option Notice (the “Preceding Year Accounts”) for the preceding twelve-month period, using the same accounting principles as those used for the previous financial year;

-           “Percentage of Put Shares” shall mean the ratio between (x) the number of JV Company Shares sold by Axane and/or its Affiliates under the Second Put Option and (y) the total number of JV Company Shares;

-           If the Preceding Year Accounts are not available as at the date of the Second Put Option Notice, the Second Put Option Transfer Date shall be postponed to the fifth (5th) Business Day following the date of the shareholders’ general meeting of the JV Company approving said accounts. The costs (including auditor’s fees) incurred to establish the above Preceding Year Accounts shall be borne by the JV Company.

(g)          In addition to the Second Put Option Price, Plug Power shall pay, on the Second Put Option Transfer Date, to Axane and/or its Affiliates the Second Amount outstanding under the First Call Option, said Second Amount to be recalculated as follows (the “Revised Second Amount”):

-           in the event of the Second Put Option being exercised during fiscal year 2017 and:

  Plug Power decided to apply the Price Calculation no. 1, the Revised Second Amount shall be equal to (i) (8 x Preceding Year EBITDA) x Percentage of Call Option 1 Shares plus (ii) 26.5% of the total revenues of the JV Company as at December 31, 2016; or

  Plug Power decided to apply the Price Calculation no. 2, the Revised Second Amount shall be equal (i) (5 x Preceding Year EBITDA) x Percentage of Call Option 1 Shares plus (ii) 13.5% of the total revenues of the JV Company as at December 31, 2016;

-          in the event of the Second Put Option being exercised during fiscal year 2019 and:

  Plug Power decided to apply the Price Calculation no. 1, the Revised Second Amount shall be equal (i) (8 x Preceding Year EBITDA) x Percentage of Call Option 1 Shares plus (ii) 20% of the total revenues of the JV Company as at December 31, 2018; or

  Plug Power decided to apply the Price Calculation no. 2, the Revised Second Amount shall be equal to (i) (5 x Preceding Year EBITDA) x Percentage of Call Option 1 Shares plus (ii) 8.4% of the total revenues of the JV Company as at December 31, 2018;

-          Where:

  “Percentage of Call Option 1 Shares” shall mean the ratio between (x) the number of JV Company Shares sold by Axane and/or its Affiliates to Plug Power under the First Call Option and (y) the total number of JV Company Shares as at the First Call Option Transfer Date.

12.3.      Options Price Disputes

(a)          In the event the receiving Party disagrees with the calculation of the First Call Option Price (in particular with respect to the impact on the 2020 EBITDA as provided in Section 12.1.1(i)), the Second Call Option Price, the First Put Option Price, the Second Put Option Price and/or the Revised Second Amount, as the case may be (together the “Call or Put Option Price”), said receiving Party shall, within fifteen days from (i) the receipt of the relevant Option Notice or (ii) the determination and notification thereof of the 2020 EBITDA, the 2017 EBITDA, the revenues of the JV Company as at December 31, 2016, the revenues of the JV Company as at December 31, 2018 and/or the Preceding Year EBITDA, as the case may be, and whichever the latest, notify to the other Party its disagreement with the Call or Put Option Price.  Failure by the receiving Party to notify the other Party of any such disagreement within the above fifteen day period shall be deemed an acceptance by the receiving Party of the Call or Put Option Price, as the case may be, and the corresponding amount shall be considered as final and binding between the Parties for all purposes.

(b)          If the Parties fail to find an agreement on the Call or Put Option Price and do not resolve their differences with respect to the Call or Put Option Price within thirty (30) days of receipt of the notification of disagreement from the notified Party, the most diligent Party may require that such differences relating to the Call or Put Option Price be definitively resolved by a reputable firm of financial advisors (the “Expert”). If the Parties fail to appoint the Expert within fifteen days from the receipt of the most diligent Party’s notice, the Expert will be appointed by the President of the Paris Commercial Court ruling in final summary proceedings (statuant en la forme des référés) at the request of the most diligent Party. The Expert appointed hereunder shall act as an expert (mandataire commun des parties) in accordance with article 1592 of the French Civil code with the mission to implement the provisions of this Agreement to the best possible extent and without any power or authority to apply on its own or at the request of a Party any equitable solution (en équité).  The Expert shall render a detailed decision within thirty (30) days as to the amount of the Call or Put Option Price.  The Expert’s decision shall be final and binding upon the Parties and the amount of the Call or Put Option Price shall not be subject to further challenge by the Parties save and except for gross mistake and/or willful misconduct of the Expert.  The fees and expenses of the Expert shall be borne equally between the Parties.

If the Expert refuses or cannot, for whatever reason, fulfill its mission, another expert shall be appointed in accordance with Article 1843-4 of the French Civil code  by the President of the Paris Commercial Court ruling in final summary proceedings (statuant en la forme des référés) at the request of the most diligent Party.

(c)          In the case of any such disagreement (and except in case of disagreement with respect to the 2020 EBITDA), the relevant Transfer Date of the JV Company Shares, whether under the First and Second Call Option or the First and Second Put Option, shall be postponed to the fifteenth (15th) Business Day following the notification to both Parties of the Expert decision with respect to the Call or Put Option Price.

12.4.       Waiver of Article 1142 of the French Civil Code

(a)          The Parties expressly acknowledge that the allocation of damages in the event of a withdrawal or a failure to execute a Transfer of JV Company Shares in compliance with the terms herein following the exercise of the First Call Option, the Second Call Option, the First Put Option, the Second Put Option, the IP Claim Put Option and/or the put option under Section 13.2(b) will not be a remedy satisfactory to the relevant beneficiary of any such options.

(b)          As the provisions of Article 1142 of the Civil Code are not French public order rules, and pursuant to the provisions of Article 6 of the Civil Code, each Party hereby agrees, upon the exercise by the other Party of the relevant option, to Transfer the relevant number of JV Company Shares under the conditions of the Agreement and the Articles of Association of the JV Company and (i) represents and acknowledges that its commitment is, subject to the provisions of the Agreement, final and irrevocable, that it can not in any way be withdrawn by the relevant beneficiary before and after the exercise of the First Call Option, the Second Call Option, the First Put Option, the Second Put Option, the IP Claim Put Option and/or the put option under Section 13.2(b), as the case may be, and (ii) waives the provisions of Article 1142 of the French Civil Code with respect to the First Call Option, the Second Call Option, the First Put Option, the Second Put Option, the IP Claim Put Option and/or the put option under Section 13.2(b).

12.5.        Hydrogen Activity

For as long as Axane and/or its Affiliates remain Shareholder(s) of the JV Company, the JV Company will inform its customers that Air Liquide Hydrogen Energy offers hydrogen gas suited for the hydrogen fuel cell systems sold under the Project, whether as part of the Commercial Cooperation Agreement  or otherwise.

ARTICLE XIII

CHANGE OF CONTROL

13.1.       In the event of a Change of Control of Axane or Plug Power, as the case may be, such Party shall notify such Change of Control to the other Party within fifteen (15) days of such Change of Control and provide reasonable information relating to the resulting ultimate shareholder of the relevant Party (the “Change of Control Notice”).

13.2.      Change of Control of Plug Power

(a)       If at any time when Axane owns JV Company Shares, Plug Power receives an unsolicited proposal to enter into a transaction that would, if consummated, constitute a Change of Control of Plug Power and would result in Plug Power being, directly or indirectly, controlled by any entity of the Linde, Air Products or Praxair group, Plug Power shall hire an appropriate financial advisor and  initiate an auction process and allow any relevant entity of the Air Liquide group to participate as a bidder in such process for the sale of its equity interest.

(b)       If as a result of a transaction, any entity of the Linde, Air Products or Praxair groups were to Control Plug Power:

-      Axane (and its Affiliates) shall have the right to require from Plug Power the purchase of all (but all only) of the JV Company Shares held by Axane and/or its Affiliates as at the date of receipt of the Change of Control Notice.  The put option right resulting from the above shall be exercised (as an option only) by Axane and its Affiliates within thirty (30) days following the receipt of the Change of Control Notice and the price payable by Plug Power to Axane and its Affiliates shall be equal to the Second Put Option Price.  For the purposes herein, the relevant parties shall enter into the relevant Share Transfer Agreement within fifteen (15) days following the notification by Axane of the exercise of the put option hereunder and Plug Power shall, on the same day, pay the relevant price hereunder plus, if applicable, the Revised Second Amount;

-      Plug Power shall cause, as part of said transaction, the relevant entity of the Linde, Air Products or Praxair groups to, within a period of thirty (30) days following the completion date of the Transfer of the JV Company Shares to Plug Power under the above put option, (i) offer to substitute any appropriate guarantee or commitment to any outstanding guarantee or commitment binding on or issued by Axane and/or any of its Affiliates for the purposes of the activities of the JV Company (in particular under the H²E Collaboration Program) and (ii) should substitution be rejected and for any amounts that would thereafter become due, cause the JV Company to pay back within the above thirty (30) days period any outstanding amount due and with respect to which any such guarantee or commitment has been issued or entered into in particular in the context of the H2E Collaboration Program.

(c)       Should Axane exercise the IP Put Option, the First Put Option or the Second Put Option and should – at any time between the relevant Put Option Notice and the relevant Put Option Transfer Date – Plug Power be involved in negotiations with a Third Party likely to lead to Plug Power’s Change of Control, Plug Power shall notify Axane thereof, together with information on the potential purchaser, subject to Plug Power’s confidentiality obligations in that respect. Upon receipt of such notification, the relevant Put Option Transfer Date shall be extended by twenty-one (21) days and Axane shall confirm to Plug Power – at the latest on the date of expiry of this twenty-one (21) day period – whether or not it cancels the exercice of the relevant Put Option. Failure by Axane to notify Plug Power within the above period shall be deemed a waiver by Axane of its right to cancel the exercise of the relevant Put Option.

13.3.      Change of Control of Axane

If at any time when Plug Power owns JV Company Shares, (i) Axane receives an unsolicited proposal to enter into a transaction that would, if consummated, constitute a Change of Control of Axane and (ii) Axane does not Transfer the JV Company Shares to any entity of the Air Liquide group prior to implementing such transaction, Axane shall hire an appropriate financial advisor and initiate an auction process to allow any relevant entity of the Plug Power group to participate as a bidder in such process.

ARTICLE XIV

GOVERNANCE AND MANAGEMENT OF THE JV COMPANY

14.1.       Articles of Association

The activities of the JV Company and the rights and obligations of the Shareholders of the JV Company, its directors and legal representatives shall be subject to applicable mandatory Requirements of Law, as well as subject to and governed by the Articles of Association, as amended from time to time in compliance with applicable Requirements of Law.

14.2.       Meetings of the Shareholders

The meetings of the Shareholders of the JV Company (whether under their ordinary (50% plus one vote majority) or extraordinary form (two third majority)) shall be held in compliance with applicable Requirements of Laws and the Articles of Association.

14.3.       Board of Directors

14.3.1     Members of the Board of Directors

(a)          The JV Company shall be managed by a board of directors (the “Board of Directors”) composed of five (5) members to be designated in compliance with applicable Requirements of Laws and the Articles of Association.

(b)          As long as a Party and its Affiliates collectively hold at least 50% of the share capital (and voting rights) of the JV Company plus one share, three (3) members of the Board of Directors shall be appointed by such Party.

(c)          As long as a Party and its Affiliates collectively hold between one third plus one share and 50% of the share capital (and voting rights) of the JV Company, two (2) members of the Board of Directors shall be appointed by such Party.

(d)          As long as a Party and its Affiliates collectively hold between 15 % and one third of the share capital (and voting rights) of the JV Company, one (1) member of the Board of Directors shall be appointed by such Party.

(e)          The Party having appointed any member of the Board may at any time notify the JV Company and the other Shareholders of the JV Company that such member is replaced by another member. Each Party shall use its reasonable endeavors to maintain the continuity of its representation to the Board of Directors.  The members of the Board of Directors may be dismissed by the shareholders’ meeting of the JV Company only for gross misconduct or in case the Party having appointed any such member does not hold anymore the proportion of the share capital (and voting rights) of the JV Company allowing such Party to appoint such member(s) pursuant to paragraphs (b), (c) or (d) above.

(f)           The Parties undertake to exercise their voting rights as shareholders in compliance with the above.

14.3.2     Meetings and Decisions of the Board of Directors

(a)           Board of Directors meetings will be held (through any appropriate means) when and where required or necessary for the JV Company’s business.  Said meetings are to be called in compliance with applicable Requirements of Law and the Articles of Association and as a minimum four (4) times a year.

(b)          The decisions by the Board of Directors shall be made in compliance with applicable majority rules provided in the Articles of Association (i.e., a majority of one half plus one vote of the present members of the Board of Directors), except for the limitative decisions specified in Schedule 14.3.2(b) (the “Reserved Matters”) which in all case require a Board of Directors decision and said decision shall require a unanimous consent of the then appointed Board members for the first meeting of the Board of Directors deciding on such relevant Reserved Matter.  In the event of the failure of any of the Board members to participate to two consecutive Board of Directors meetings pertaining to any such Reserved Matter or to have the valid authority to vote at such two consecutive meetings, the decision relating to such Reserved Matter may be taken at the subsequent Board of Directors meeting with a unanimous consent of the Board members participating to such meeting and having the valid authority to vote.

(c)          Notwithstanding the above, after the First Call Option Transfer Date, the Reserved Matters list shall be limited:

-     until December 31, 2018 to items (d) (Third Party capital contribution), (e and r) (Merger and wind-up), (j) (H²E Collaboration Program) (u) (Budget) and (l) (Project and other amendments) of the list specified in Schedule 14.3.2(b),

-     then, until December 31, 2020 to items (j) (H²E Collaboration Program) and (u) (Budget) of the list specified in Schedule 14.3.2(b), and

-     thereafter, to item (j) (H²E Collaboration Program) of the list specified in Schedule 14.3.2(b), until full satisfaction of the JV Company's obligations under said H²E Collaboration Program.

The Articles of Association shall be amended accordingly.

(d)          The Board of Directors shall designate a compensation committee which shall include at least one representative from Plug Power. The compensation committee shall meet as often as necessary and at least once a year. It shall approve the salaries of the top 5 employees of the JV Company.

14.4.       Chairman and Vice Chairman

(a)          The Chairman of the Board (the “Chairman”) shall be designated amongst the members of the Board of Directors appointed by the majority shareholder of the JV Company (and for the first time by Axane) and in accordance with the Articles of Association.  The Chairman shall have limited powers under the Articles of Association and shall in particular have the power to convene Board of Directors meetings. For the avoidance of doubt, the Chairman shall not have the power to bind the JV Company vis-à-vis Third Parties. The Parties agree that the first Chairman shall be Mr. Eric Prades.

(b)          The Vice Chairman of the Board (the “Vice Chairman”) shall be designated amongst the members appointed by the second larger shareholder of the JV Company (and for the first time by Plug Power) and in accordance with the Articles of Association.  The Vice Chairman shall have limited powers under the Articles of Association and shall in particular have the power to convene Board of Directors meetings. For the avoidance of doubt, the Vice Chairman shall not have the power to bind the JV Company vis-à-vis Third Parties. The Parties agree that the first Vice Chairman shall be Mr. Andy Marsh.

14.5.        President

(a)          The daily management of the JV Company shall be conducted by a President (the “President”).  Said President may or may not be a member of the Board of Directors and shall be appointed by the Board of Directors (as part of the Reserved Matters) amongst candidates proposed by the majority shareholder (and for the first time by Axane), the positive vote by the Board members representing the other shareholders not being unreasonably withheld or delayed. For the management of the Company, the President (i) may be assisted by one or several general manager(s) appointed by the Board of Directors (as part of the Reserved Matters) and (ii) shall be assisted by an Executive Committee (comité de direction) composed of the main officers of the JV Company.

(b)          The President and, as the case may be, the general manager(s) shall have the broadest powers to represent the JV Company vis-à-vis Third Parties. As an internal rule, they shall be instructed and will undertake vis-à-vis the JV Company and the Parties to obtain the prior approval of:

(x)       the Board of Directors for any Reserved Matters;

(y)      the Board of Directors for any capital expenditures and/or operating expenses listed in Schedule 14.5(b) hereto and which are, individually or annually (per type of expenditure or expense as listed in said Schedule), of a value or cost of more than a given threshold to be decided upon each year, at the time of the approval of the annual accounts, by the Board of Directors as a Reserved Matter (the “Threshold”); and

(z)       one member of the Board of Directors appointed by the majority shareholder (initially Mr. Eric Prades) and one member of the Board of Directors appointed by the second largest shareholder (initially Mr. Andy Marsh) for any agreement to be entered into with a customer of an aggregate value per agreement (including underlying liability commitments of the JV Company) exceeding EUR 3,000,000, as well as any purchase order relating thereto.

(c)           The Parties agree that the Threshold, for the period expiring on the date of approval of the accounts of the JV Company for fiscal year 2012, shall be equal to EUR 500,000 (five hundred thousand euros).

14.6.      Deadlock

In the event (i) the members of the Board of Directors and/or the Shareholders of the JV Company are unable to agree on one or more of the Reserved Matter decisions listed in Schedule 14.5(b) and the matters requiring a two-third or unanimous vote at the shareholders meeting during at least three Board of Directors meetings or two shareholders general meetings, as the case may be, and (ii) in the reasonable opinion of any of the JV Company Shareholders, such failure to agree thereon prevents the JV Company from continuing to efficiently operate, the Shareholders of the JV Company agree to come together as soon as reasonably possible and make their reasonable efforts, acting in good faith, to agree on a solution to such a deadlock situation.

14.7.      Information report

14.7.1     In addition to the rights granted to them by Requirements of Law, the Board of Directors shall procure that each Shareholder of the JV Company shall be provided with the following information including but not limited to:

(a)          monthly information reports providing information on the management and operations of the JV Company, including without limitation financial (P&L of the month, cash and debt situation at month end and forecast on the following month), headcount, technical and commercial information, together with comments made by the management on the above, as well as any information that has or will have (even subject to the completion of certain conditions) a material negative impact on the JV Company, its situation or perspectives or the performance of its budget or Business Plan;

(b)         quarterly information report providing information on sales by products and variance analysis;

(c)          bi-annual information report providing a pro-forma balance sheet and cash flow analysis, working capital analysis;

(d)          in addition to the annual information provided to shareholders of a French Société Anonyme, an annual information report providing information on the subsequent year objectives in terms of P&L, balance sheet, working capital requirements, cash flow, capex requirements,  headcount and debt situation. This yearly target shall be updated 5 times in the year within reforecast process.

The Parties acknowledge that time is of essence for the provision of such information.

14.7.2     In addition, Parties holding at least 20% of the JV Company's share capital will be entitled to examine the books, accounts, registers, information or data relating to the JV Company and/or its subsidiaries (including, but not limited to, information regarding the JV Company's officers and staff and intellectual property), be given access to the facilities of the JV Company during regular business hours, upon reasonable notice, at any time, and to appoint not more than two times in one calendar year for such purpose a firm of accountants or other auditors or experts nominated by the concerned Party. The expenses incurred in this respect shall be paid in full by the relevant Party, unless such audit reveals any material discrepancy between the information provided by the JV Company to the concerned Party and the information collected during such audit, in which case the costs of such audit shall be borne by the JV Company. In any case, the JV Company shall be provided with a copy of each report established in such a context by the appointed firm of accountants, auditors or experts.

ARTICLE XV

FINANCING

15.1.      Debt financing. Subject to Section 15.2 below, the Parties agree that, if the JV Company needs to raise debt from a Third Party, the Parties shall not intervene in the financing as a guarantor. If the JV Company is unable to raise the funds which are required to implement the Project, and only to that extend, then one of the Parties may agree (but shall have no obligation) to give some form of guarantee to the lender of the JV Company until the JV Company is able to service its debt through its own generated cash flow. In case of exercise of any of the Call or Put Options, and should any such guarantee have been granted by the selling Party, the acquiring Party shall substitute any equivalent guarantee to the lender’s satisfaction as provided herein.

15.2.      Working capital requirements. Without prejudice to the obligations of Axane under Section 3.1, the Parties agree that working capital requirements of the JV Company may be financed by debt subject to Section 15.1 and/or as long as Axane controls the JV Company, at Axane’s option, by participation of the JV Company to the “cash pooling” program of the Air Liquide Group.

15.3       Future capital contribution. Unless otherwise agreed, no capital increase shall be implemented by the JV Company until the full payment of the Axane Contribution.  Any future capital contribution to the JV Company shall be decided upon as a Reserved Matter and in accordance with the provisions of the Articles of Association.

For the avoidance of doubt, the Parties shall have no obligation to participate to any additional capital contribution to the JV Company (other than respectively the Axane Contribution and the Plug Power Contribution). The Parties may offer to participate to any additional capital contribution through the set-off with the remuneration of services provided by them to the JV Company under the Ancillary Agreements and/or, in particular as concerns Plug Power, through an additional contribution in kind of intellectual property rights which are not licensed to the JV Company under the License Agreement.

ARTICLE XVI

DIVIDENDS DISTRIBUTION

16.1.      Unless otherwise agreed (as a Reserved Matter), the Parties shall cause the JV Company to distribute each fiscal year a minimum of 75% of the net result of the JV Company as resulting from the financial statements certified by the statutory auditors, subject to the following conditions:

(a)           any such distribution shall comply with the applicable Requirements of Law;

(b)          the JV Company shall fulfill its financial obligations with respect to contracts or agreements entered into with banking institutions or other companies;

(c)          the JV Company shall reserve the required amount of free cash flows in order to fund its future development pursuant to the steps provided for in the Business Plan, to maintain a stock of “capital spare parts” necessary to ensure maintenance and replacement of critical equipments, and to reserve for future warranty and contractual obligations;

(d)          the distribution of dividend by the JV Company shall not result in an increase of the existing debts of the JV Company at the time when the dividends distribution is being considered; and

(e)          the cash reserve of the JV Company shall after the envisaged distribution exceed the current financial year’s expected reimbursable subsidies, plus any interest on working capital that may be due.

16.2.       Notwithstanding the foregoing, the Parties may agree on a discretionary distribution of dividends as a Reserved Matter.

ARTICLE XVII

EFFECTIVE DATE AND TERM

17.1.      The provisions of Title I of the Agreement shall be binding and effective on the Parties as from the date hereof.  This Title II shall be binding and effective on the Parties as of the Closing Date.

17.2.      Subject to Sections 19.2.3,  and 10.2 and save in case of Transfer by one of Parties of all of its JV Company Shares (in which case said provisions shall, for the Party having  Transferred its JV Company Shares, terminate on the date of transfer of the relevant JV Company Shares), the provisions of this Agreement shall apply for a term of 15 years as from said Closing Date (save as otherwise agreed between the Parties).  In the event Axane and Plug Power remain Shareholders of the JV Company at the end of the above 15 year term, the provisions of this Agreement shall automatically be renewed for consecutive five (5) year terms (or if earlier, until the date Axane or Plug Power, as the case may be, cease to be Shareholders of the JV Company).

ARTICLE XVII

INTELLECTUAL PROPERTY RIGHTS

18.1.      Without prejudice to the terms of the License Agreement and, any licenses granted thereunder, and subject to the provisions of the Supply and Engineered Services Agreement and any permitted joint development agreements entered into by the JV Company in compliance with the terms herein, the JV Company shall be the sole owner of all technology, development and/or intellectual property rights created or developed by its employees, whether directly or indirectly (the “JV Company IP”).

18.2.       Any decisions related to joint development agreements resulting in intellectual property rights being jointly owned with Third Parties and funding program agreements including intellectual property limitations to be entered by the JV Company shall be considered as Reserved Matters.

18.3.       In the case of the liquidation of the JV Company, and as part of the liquidation process, the Parties shall agree on whether (i) the ownership rights to the JV Company IP shall be transferred to both Plug Power and Axane, who shall become of co-owners of such JV Company IP or (i) the ownership rights to the JV Company IP shall be transferred to either Plug Power or Axane with a royalty free, non terminable, worldwide license being granted thereon to the other Party.

ARTICLE XIX

GENERAL PROVISIONS

19.1.      No Public Announcement.  Neither Party shall, without the approval of the other Parties, make any press release or other public announcement concerning the transactions contemplated by this Agreement, except as and to the extent that any such Party shall be so obligated by law, in which case the other Parties shall be advised and the Parties shall use their best efforts to cause a mutually agreeable release or announcement to be issued; provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement or to comply with the rules of any stock exchange.

19.2.       Confidentiality

19.2.1     Confidential Information.

This Agreement will not be disclosed and will be kept confidential by each Party, except (i) for such disclosures to which the other Party has provided its prior written consent and (ii) that all or any portion of this Agreement may be disclosed by either Party to the extent required by law, including but not limited to the rules and regulations of the United States Securities and Exchange Commission and/or the French AMF, and/or to the extent required by Oseo Innovation.

Each Party undertakes to keep confidential the terms and provisions of this Agreement, as well as any information:

(a)          which it has acquired or will acquire from the other Party and/or from the JV Company (whether before or after the date of this Agreement) in relation to the customers, business or assets of the other Party and/or the JV Company;

(b)          which it has acquired or will acquire in relation to the customers, business or assets of the other Party and/or the JV Company as a result of the negotiations of this Agreement and/or in their capacity as a shareholder or member of the Board of Directors of the JV Company;

(collectively the “Confidential Information”).

Neither Party shall use for its own business purposes or disclose to any Third Party such Confidential Information without the consent of the other Party.

19.2.2     Exceptions.  The above confidentiality obligation shall not apply to:

(a)          information which is independently developed by a Party or validly acquired from a Third Party;

(b)          information which is known by the receiving Party prior to the disclosure by the disclosing Party;

(c)          the disclosure of Confidential Information to the extent required by Requirements of Law or any stock exchange regulation;

(d)          the disclosure of information to any tax authority to the extent reasonably required for the purposes of the tax affairs of the Party concerned;

(e)          the disclosure, to a Party’s professional advisers, of information reasonably required to be disclosed for a purpose reasonably incidental to this Agreement; and

(f)           information which falls within the public domain (otherwise than as a result of a breach hereunder).

19.2.3    Survival after termination. The provisions of this Section 19.2 shall survive the termination of the Agreement for a period of ten (10) years.

19.3.      Notices.  All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered (a) when delivered personally, (b) if transmitted by facsimile or e-mail when confirmation of transmission is received by the sending Party, such facsimile or e-mail to be confirmed by registered mail or reputable overnight courier, (c) if sent by registered or certified mail, postage prepaid, return receipt requested, on the fifth (5th) day after mailing or (d) if sent by reputable overnight courier, on the fifth (5th) day after mailing; and shall be addressed to the Parties as follows:

If to Axane, to:

Mr. Hervé Mennrath

Axane

2, rue de Clémencière

38360 Sassenage, France

herve.mennrath@airliquide.com

Fax: 00.33.4.76.43.60.28

Attention: Directeur Général

Cc : Direction des Affaires Juridiques

75 quai d’Orsay

75007 Paris, France

Fax : 33.1.40.62.51.75

laurent.blamoutier@airliquide.com

If to Plug Power, to:
Mr. Gerard L. Conway, Jr. General Counsel Plug Power Inc. 968 Albany Shaker Road Latham, New York 12110
gerard_conway@plugpower.com Fax: 1.518.782.78.84

or to such other address as such Party may indicate by a notice delivered to the other Parties five (5) days in advance.

19.4.       Language

The official and original version of this Agreement and the Ancillary Agreements shall be in the English language and shall prevail over any non-English version thereof.  The Parties agree that the language used between them and with the JV Company will be the English language, including for all notifications, reporting and corporate secretarial documents, provided that French translations will be established at the JV Company's costs for the purpose of filing and notification to French administrations.  The English version of any such documents, including the Articles of Association, shall prevail between the Parties over any non-English version thereof.

19.5.      Assignment; Successors and Assigns; No Third Party Beneficiaries

(a)          The rights, interests or obligations of any of the Parties under this Agreement, shall not be assignable or transferable, in whole or in part, prior to or after the Closing Date without the express prior written consent of the other Party, unless assigned or transferred to or substituted by a Party to one or several of its Affiliates in accordance with Section 11.2.1 after the Closing Date.

(b)          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective and permitted successors and assigns.  Nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon any Person other than the Parties and successors and assigns permitted by this Section 19.5 any right, remedy or claim under or by reason of this Agreement.

(c)          Each of the Parties recognizes and acknowledges that in connection with this Agreement and the Ancillary Agreements and every aspect thereof, including the JV Company and the joint venture contemplated by this Agreement, each Party is expressly relying on the particular skills and performance by to be made available to the JV Company and to such Party by the other Party, that such reliance is unique and irreplaceable, that each Party would be therefore suffer irreparable harm if the rights, interests or obligations of the other Party, or the JV Company Shares, were assigned or transferred, and that accordingly in this respect this Agreement and the Ancillary Agreements are in the nature of personal services contract and neither they, nor the JV Company Shares, nor any rights or obligations of the Parties, are assignable except as expressly provided in this Agreement.  The Parties further recognize and acknowledge that compensatory remedies under law may not be adequate with respect to a breach of the foregoing prohibition on the transfer of such rights, interests or obligations.  Accordingly, it is the intention of the Parties that such prohibition and the lock-up, preemptive, option, put, change of control, governance, Reserved Matters, information and other rights afforded under this Agreement and the Ancillary Agreements be specifically enforced in every respect.

19.6.      Amendments.  This Agreement shall not be amended, modified or supplemented except by a written instrument signed by an authorized representative of each of the Parties.

19.7.      Extension; Waivers.  Except as otherwise provided herein, the failure or delay of any Party to assert or enforce at any time any provision of, or any of its rights under, this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any Party thereafter to enforce each and every such provision.  No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

19.8.      Expenses.  Except as otherwise provided herein, each Party shall pay its costs and expenses incident to the negotiation and preparation of this Agreement and the Ancillary Agreements, including the fees, expenses and disbursements of its counsel, independent public accountants and investment bankers.

19.9.      Severability.  Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

19.10.    Execution in Counterparts.  This Agreement shall be executed in three (3) counterparts.

19.11.    Governing Law.  This Agreement, as well as save as otherwise provided, all other agreements to be entered into between the Parties and the JV Company in relation to the JV Company, shall be governed by and construed in accordance with the laws of France.

19.12.    Jurisdiction

(a)           The Parties shall attempt in good faith to resolve any dispute arising out of or relating to this Agreement promptly by negotiation between executives who have authority to settle the controversy. Each Party may give to the other written notice of any dispute not resolved in the normal course of business.  Within thirty (30) days after delivery of such notice, the receiving Party shall submit to the other a written response.  The notice and the response shall include a statement of each Party’s position, a summary of arguments supporting that position and the name and title of the executive who will represent that Party and of any other Person who will accompany the executive.  Within thirty (30) days after delivery of the disputing Party’s notice, the executives of both Parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the dispute.  All negotiations pursuant to this Section 19.12 are confidential and shall be treated as aimed exclusively at finding a compromise and an amicable solution, but without this being regarded as an admission of liability of whatsoever nature. If the dispute cannot be settled through negotiation within thirty (30) days of the initial meeting of the executives provided for above, then Section 19.12(b) applies.

(b)          Any dispute arising out of or relating to this Agreement or resulting therefrom that has not been resolved pursuant to Section 19.12 (a) shall be finally settled by binding and final arbitration in accordance with the Rules of the Arbitration of the International Chamber of Commerce (ICC) by three (3) arbitrators, one arbitrator being appointed by Plug Power, another by Axane and the third being appointed by the ICC.  The place of arbitration shall be Geneva (Switzerland) and the arbitral procedure shall be conducted in the English language.

(c)          Nothing contained in this Section 19.12 shall prevent the Parties from settling any dispute by mutual agreement at any time.

19.13.    Entire Agreement.  This Agreement and the documents delivered pursuant hereto contain the entire understanding of the Parties with regard to the subject matter contained in this Agreement or the documents so delivered, and supersede all prior agreements, negotiations, discussions, representations, warranties, understandings or letters of intent between or among any of the Parties.

In Paris,

On January 29, 2012,

/s/ Mr. Hervé Mennrath	/s/ Mr. Andy Marsh
Mr. Hervé Mennrath	Mr. Andy Marsh
Axane	Plug Power Inc.

In the presence of:

/s/ Mr. Eric Prades
Mr. Eric Prades
Air Liquide Production